Exhibit (a)(1)(A)
Offer to Purchase

All Outstanding Shares of Common Stock
of

KRONOS BIO, INC.

at
A Cash Amount of $0.57 per Share, Plus One Non-Transferable Contractual Contingent Value Right for Each Share (“CVR”), Which Represents the Right to Receive One or More Potential Cash Payments, Contingent upon: (i) the Receipt of Proceeds from Any CVR Product Disposition that Occurs Within Two (2) Years Following the Merger Closing Date; (ii) the Receipt of Proceeds from Any Legacy Product Disposition that Occurs Prior to the Merger Closing Date and Such Proceeds Are Received Prior to the Sixth (6th) Anniversary of the Merger Closing Date; (iii) the Realization of Cost Savings prior to the Merger Closing Date; and (iv) the Realization Cost Savings between the Merger Closing Date and the Third (3rd) Anniversary of the Merger Closing Date, as Described in the CVR Agreement.

by

CONCENTRA MERGER SUB IV, INC.
a wholly owned subsidiary of

CONCENTRA BIOSCIENCES, LLC

and

TANG CAPITAL PARTNERS, LP

and

TANG CAPITAL MANAGEMENT, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER
11:59 P.M. EASTERN TIME ON JUNE 13, 2025 (THE “EXPIRATION DATE”),
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Concentra Merger Sub IV, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Kronos Bio, Inc., a Delaware corporation (“Kronos”), for: (i) $0.57 per Share in cash (the “Cash Amount”); and (ii) one non-transferable contractual contingent value right for each Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement (as defined below) and the CVR Agreement (as defined below), the Offer Price will be paid net of any applicable tax withholding and without interest.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 1, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among Kronos, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kronos, without a meeting or any further action of the Kronos stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Kronos will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchaser will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Kronos’ willingness to enter into the Merger Agreement, Tang Capital Partners, LP, a Delaware limited partnership

(“TCP” or “Guarantor”) and sole member of Parent, delivered to Kronos a duly executed limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Kronos, in respect of certain obligations of Parent and Purchaser under the Merger Agreement and the CVR Agreement. Certain obligations under the Limited Guaranty are subject to a cap of $35,000,000 under the Merger Agreement and an amount equivalent to the CVR Proceeds (as defined below), plus certain enforcement costs, under the Merger Agreement and CVR Agreement. Tang Capital Management, LLC, a Delaware limited liability company (“TCM”), is the sole manager of Parent and the general partner of TCP. Accordingly, TCP and TCM are considered co-offerors in the Offer. As co-offerors, TCP and TCM accept joint responsibility for the accuracy of the disclosures made in this Offer to Purchase.
Pursuant to the terms of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each outstanding Share, other than Shares held in the treasury by Kronos, held by any stockholders, or owned by any beneficial owners, of Kronos who are entitled to and who properly exercise appraisal rights under Delaware law or owned by Parent, Purchaser or any other subsidiary of Parent at the commencement of the Offer and is owned by Parent, Purchaser or any other subsidiary of Parent immediately prior to the Effective Time, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding. As of immediately prior to the Effective Time, the vesting for each option to purchase Shares from Kronos (“Company Stock Options,” and each a “Company Stock Option”) and, as of immediately prior to the Offer Closing Time, the vesting for each restricted stock units granted by Kronos (“Company Restricted Stock Units,” and each a “Company Restricted Stock Unit”), shall be accelerated and: (i) (A) each Company Stock Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive in consideration of the cancellation of such In-the-Money Option (1) an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per share of Shares underlying such In-the-Money Option by (y) the number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time, and (2) one CVR for each Share underlying such In-the-Money Option, and (B) each Company Stock Option that has an exercise price per share that is equal to or greater than the Cash Amount that is then outstanding will be cancelled for no consideration; and (ii) each Company Restricted Stock Unit that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled Company Restricted Stock Unit will be entitled to receive in consideration of the cancellation of such Company Restricted Stock Unit (A) an amount in cash without interest, less any applicable tax withholding, equal to the Cash Amount, and (B) one CVR.
As noted in the Summary Term Sheet, there is a risk that you may receive no payment under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive is the Cash Amount of $0.57 per Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount as it may be the only consideration you receive in the Offer. On May 14, 2025, the last full trading day prior to the date of this Offer to Purchase, the closing price of Kronos’ common stock as reported on Nasdaq was $0.73 per Share.
On April 30, 2025, the Kronos board of directors (the “Kronos Board”) at a duly called meeting: (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, Kronos and Kronos’ stockholders; (ii) approved and declared advisable the Merger and the execution, delivery and performance by Kronos of the Merger Agreement and the consummation by Kronos of the Transactions; (iii) resolved to recommend that Kronos’ stockholders accept the Offer and tender their shares of Kronos Common Stock in the Offer; and (iv) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and the Merger will be consummated as soon as practicable following the Offer Closing Time.
The Offer is subject to various conditions. See “The Tender Offer—Section 9. Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 13 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser, Parent, Guarantor or TCP as the context requires.
May 15, 2025

IMPORTANT
If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, LLC (the “Depositary and Paying Agent”), and deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal of this Offer to Purchase prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.
* * *
Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

SUMMARY TERM SHEET
Concentra Merger Sub IV, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (“Shares”), of Kronos Bio, Inc., a Delaware corporation (“Kronos”), for: (i) $0.57 per Share in cash (the “Cash Amount”); and (ii) one non-transferable contractual contingent value right for each Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement (as defined below) and the CVR Agreement (as defined below), the Offer Price will be paid net of any applicable tax withholding and without interest.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 1, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among Kronos, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kronos, without a meeting or any further action of Kronos stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Kronos will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation,” and such merger, the “Merger”). The time at which the Merger becomes effective is referred to as the “Effective Time” and the date upon which the Merger becomes effective is the “Closing Date.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchaser will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Kronos’ willingness to enter into the Merger Agreement, Tang Capital Partners, LP, a Delaware limited partnership (“TCP” or “Guarantor”) and sole member of Parent, delivered to Kronos a duly executed limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Kronos, in respect of certain obligations of Parent and Purchaser under the Merger Agreement and the CVR Agreement. Certain obligations under the Limited Guaranty are subject to a cap of $35,000,000 under the Merger Agreement and an amount equivalent to the CVR Proceeds (as defined below), plus certain enforcement costs, under the Merger Agreement and CVR Agreement. Tang Capital Management, LLC, a Delaware limited liability company (“TCM”), is the sole manager of Parent and the general partner of TCP. Accordingly, TCP and TCM are considered co-offerors in the Offer. As co-offerors, TCP and TCM accept joint responsibility for the accuracy of the disclosures made in this Offer to Purchase.
The following are some questions you, as a stockholder of Kronos, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you; this Summary Term Sheet is qualified in its entirety by the more detailed descriptions and explanations contained in the Merger Agreement, the contingent value rights agreement, which is in substantially the form attached as Exhibit D to the Merger Agreement (the “CVR Agreement”), the Limited Guaranty, the Tender and Support Agreements (as defined below), which is in substantially the form attached as Exhibit E to the Merger Agreement, this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read the Merger Agreement, the CVR Agreement, the Limited Guaranty, the Tender and Support Agreement, this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser, Parent, Guarantor or TCP as the context requires.
WHO IS OFFERING TO BUY MY SECURITIES?
•
Purchaser, a wholly owned subsidiary of Parent, is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Purchaser.” Certain obligations of Parent and Purchaser under the Merger Agreement have been guaranteed by Tang Capital Partners, LP, pursuant to the Limited Guaranty.
•	Parent is Concentra Biosciences, LLC. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Purchaser.”
•	Purchaser is Concentra Merger Sub IV, Inc. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Purchaser.”
•	Guarantor is Tang Capital Partners, LP. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Purchaser.”
•	The sole manager of Parent and the general partner of Guarantor is Tang Capital Management, LLC. See “The Tender Offer—Section 6. Certain Information Concerning Parent and Purchaser.”
WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
•	Purchaser is seeking to purchase all of the outstanding Shares of Kronos. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”
HOW MUCH IS PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?
•
Purchaser is offering to pay: (i) $0.57 per Share in cash (the “Cash Amount”); and (ii) one non-transferable CVR for each Share, which represents the right to receive certain contingent cash payments equal to a pro rata share of the following, each pursuant to the CVR Agreement and collectively, the “CVR Proceeds”:

(i)
“Disposition Proceeds”: 50% of the Net Proceeds (as defined in the CVR Agreement), if any, from any sale, transfer, license or other disposition by Concentra or any of its affiliates, including Kronos after the Merger, of all or any part of Kronos’ product candidates known as KB-9558, a p300 lysine acetyltransferase (KAT) inhibitor and KB-7898, a p300 KAT inhibitor (together, the “CVR Products”) that occurs, and such Net Proceeds are received, within the period beginning on the Merger Closing Date (as defined in the Merger Agreement) and ending on the second (2nd) anniversary following the Merger Closing Date (the “Disposition CVR Period”);

(ii)
“Legacy Product Disposition Proceeds”: 100% of the Net Proceeds, if any, from any sale, transfer, license or other disposition by Kronos of all or any part of any of Kronos’ product candidates known as istisociclib, or KB-0742, a cyclin dependent kinase 9 (CDK9) inhibitor, lanraplenib, a spleen tyrosine kinase (SYK) inhibitor and entospletinib, an SYK inhibitor (together, the “Legacy Products”) that occurs prior to the Merger Closing Date and such Net Proceeds are received within the period beginning on the Merger Closing Date and ending on the sixth (6th) anniversary following the Merger Closing Date (the “Expiration Date”);

(iii)
“Additional Closing Net Cash Proceeds”: 100% of the amount by which the Closing Net Cash as finally determined pursuant to the Merger Agreement exceeds $40,000,000, adjusted for any claims that arise prior to 30 days following the Merger Closing Date that are not accounted for in such Closing Net Cash (the “Additional Closing Net Cash Period”); and

(iv)
“Further Savings Proceeds”: (a) 80% of any net savings versus the Closing Net Cash that is realized between the Merger Closing Date and the second (2nd) anniversary of the Merger Closing Date; and (b) 50% of any net savings versus the Closing Net Cash that is realized between the second (2nd) anniversary of the Merger Closing Date and the third (3rd) anniversary of the Merger Closing Date (together, the “Further Savings Period”), and any net savings for each such period shall include the following amounts to account for interest earned by Parent: (x) if the elimination of substantially all of the outstanding liabilities as set forth on Kronos’ audited balance sheet for the year ended December 31, 2024 (the “Company Outstanding Liabilities”) occurs: (1) between the Merger Closing Date and the first (1st) anniversary of the Merger Closing Date: $0; (2) between the first (1st) anniversary of the Merger Closing Date and the second (2nd) anniversary of the Merger Closing Date: $1,000,000; and (3) between the second (2nd) anniversary of the Merger Closing Date and the third (3rd) anniversary of the Merger Closing Date: $2,000,000; or

(y) if the third (3rd) anniversary of the Merger Closing Date occurs and the elimination of substantially all the Company Outstanding Liabilities has not yet occurred: $2,000,000. For the avoidance of doubt, any proceeds received from the sale, transfer, license or other disposition by Parent or any of its affiliates, including Kronos after the Merger, of all or any part of any CVR Products or Legacy Products shall be excluded from the Further Savings Proceeds.
•
There is a risk that in the event that the applicable proceeds are not achieved prior to the end of the Disposition CVR Period, Further Savings Period, Expiration Date or Additional Closing Net Cash Period, as applicable, you may receive no payment under the CVR Agreement. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive is the Cash Amount of $0.57 per Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount as it may be the only consideration you receive in the Offer. See the Introduction and “The Tender Offer—Section 1. Terms of the Offer.”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
•
If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the Introduction and “The Tender Offer—Section 3. Procedures for Tendering Shares.”

WHAT IS THE CVR AND HOW DOES IT WORK?
•
At or prior to the Offer Closing Time, Parent, Purchaser, the Rights Agent (the “Rights Agent”) and the Representative of the holders of the CVRs (the “Representative”) will enter into the CVR Agreement governing the terms of the CVR. Each CVR will represent a contractual right to receive contingent cash payments equal to a pro rata share of any Disposition Proceeds, Legacy Product Disposition Proceeds, Additional Closing Net Cash Proceeds and Further Net Savings Proceeds, each as described above and pursuant to the CVR Agreement.

•
Any Disposition Proceeds or Legacy Product Disposition Proceeds would be calculated and payable based on the distribution of Net Proceeds and we cannot predict whether any Dispositions Proceeds or Legacy Product Disposition Proceeds will occur at all, or at what price they may be effected. Net Proceeds would depend upon various unknown factors, including market conditions, the identification of potential acquirers, the conclusions reached by potential acquirers after conducting due diligence with respect to the assets and Parent and Purchaser’s ability to negotiate and consummate these dispositions with such third parties.

•
Any Additional Closing Net Cash Proceeds and Further Savings Proceeds would be calculated and payable based the realization of any net savings versus Closing Net Cash. We cannot predict whether any such net savings will be realized at all, or to what extent. Net savings would depend upon various unknown factors, including unforeseen claims and costs that the Surviving Corporation would incur post-Merger Closing Date.

•
In connection with the Offer, none of the co-offerors engaged any independent valuation firm to conduct an analysis of the potential value of the CVR Products or received any material non-public information assessing the value of the CVR Products. Accordingly, in making a decision to tender your Shares in the Offer, you should understand that there can be no assurance that: (i) we will be able to consummate a sale, transfer, license or other disposition by Concentra or any of its affiliates, including Kronos after the Merger, of all or any part of the CVR Products, or that such dispositions, if any, will generate Disposition Proceeds; (ii) Kronos will be able to consummate a sale, transfer, license or other disposition of all or any part of the Legacy Products, or that such dispositions, if any, will generate Legacy Product Disposition Proceeds; or (iii) Kronos or we will be able to realize any net savings versus the Closing Net Cash to generate any Additional Closing

Net Cash Proceeds or Further Savings Proceeds, respectively. You should also understand that, as discussed below, the co-offerors have determined that the probability-weighted estimate of the amount that will be payable under the CVRs is between $0.21-0.35 per CVR.
•
Parent has agreed to undertake certain specified actions, which the parties have agreed will constitute commercially reasonable efforts, in furtherance of the entry into one or more agreements providing for a sale, transfer, license or other disposition by Concentra or any of its affiliates, including Kronos after the Merger, of all or any part of the CVR Products (each a “Disposition Agreement”) and effectuate the completion of the transactions contemplated thereby as promptly as practicable after the Effective Time, subject to certain limitations set forth in the CVR Agreement. Parent and its subsidiaries are not required or obligated to incur costs, fees or expenses in excess of $400,000 (the “CVR Expense Cap”) in performing such actions under the CVR Agreement with respect to: (i) disposition business development efforts related to the CVR Products; (ii) the retention of an employee or consultant of Parent or Purchaser for the purpose of maintaining and preserving the CVR Products and seeking, negotiating and executing Disposition Agreements; (iii) the maintenance of the CVRs (including fees and expenses related to the Rights Agent and the Representative); and (iv) the maintenance and prosecution of the intellectual property relating to CVR Products.

•
Parent has agreed to undertake certain specified actions, which the parties have agreed will constitute commercially reasonable efforts, to: (i) continue the CMC Activities (as defined in the Merger Agreement) of any CVR Products to the extent the costs associated with such CMC Activities were included in the Closing Net Cash Schedule during the period beginning on the Merger Closing Date and ending on the second (2nd) anniversary following the Merger Closing Date; and (ii) promptly eliminate all “Company Outstanding Liabilities” during the period commencing on the Merger Closing Date and ending on the third (3rd) anniversary of the Merger Closing Date. For the avoidance of doubt, commercially reasonable efforts shall not include, among other actions, pursuing new clinical, manufacturing or enabling work with respect to the CVR Products.

•
The CVR holders will have no greater rights against Parent under the CVR Agreement, or the Guarantor under the Limited Guaranty, than those of general unsecured creditors of Parent or the Guarantor, as applicable, including in the event of any bankruptcy. The CVRs would be effectively junior in right of payment to all of Parent’s and the Guarantor’s secured obligations to the extent of the collateral securing such obligations, and the CVRs would be pari passu with all of Parent’s and the Guarantor’s unsecured obligations, including trade payables, pursuant to the CVR Agreement and the Limited Guaranty, as applicable. The Guarantor’s obligation with respect to the CVRs under the Limited Guaranty is subject to a cap of an amount equivalent to the CVR Proceeds, plus certain enforcement costs, under the Merger Agreement and CVR Agreement.

•
It is currently anticipated that up to an aggregate of 61,432,345 CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, as well as Shares underlying each outstanding In-the-Money Option and Company Restricted Stock Unit immediately prior to the Effective Time. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?
•	Yes. You will only receive payments with respect to your CVRs upon:
(i)
the receipt of Net Proceeds by Parent or any of its affiliates, including Kronos after the Merger, from any sale, transfer, license or other disposition of all or any part of the CVR Products by Parent or any of its affiliates, including Kronos after the Merger, that occurs, and such Net Proceeds are received, within the period beginning on the Merger Closing Date and ending on the second (2nd) anniversary following the Merger Closing Date;

(ii)
the receipt of Net Proceeds by Parent or any of its affiliates, including Kronos after the Merger, from any sale, transfer, license or other disposition of all or any part of the Legacy Products by Kronos that occurs prior to the Merger Closing Date and such Net Proceeds are received within the period beginning on the Merger Closing Date and ending on the sixth (6th) anniversary following the Merger Closing Date;

(iii)
the realization of any net savings equal to the amount by which the Closing Net Cash as finally determined pursuant to the Merger Agreement exceeds $40,000,000, adjusted for any claims that arise prior to 30 days following the Merger Closing Date that are not accounted for in such Closing Net Cash; and

(iv)
the realization of any net savings versus the Closing Net Cash as finally determined pursuant to the Merger Agreement between the Merger Closing Date and the third (3rd) anniversary of the Merger Closing Date, and any net savings for each such period shall include the following amounts to account for interest earned by Parent: (A) if the elimination of substantially all of the Company Outstanding Liabilities occurs: (1) between the Merger Closing Date and the first (1st) anniversary of the Merger Closing Date: $0; (2) between the first (1st) anniversary of the Merger Closing Date and the second (2nd) anniversary of the Merger Closing Date: $1,000,000; and (3) between the second (2nd) anniversary of the Merger Closing Date and the third (3rd) anniversary of the Merger Closing Date: $2,000,000; or (B) if the third (3rd) anniversary of the Merger Closing Date occurs and the elimination of substantially all of the Company Outstanding Liabilities has not yet occurred: $2,000,000.

•
The co-offerors have determined that the probability-weighted estimate of the amount that will be payable under the CVRs is between $0.21–0.35 per CVR, consisting of: (i) $0.17–0.25 per CVR in Disposition Proceeds, assuming a disposition transaction is consummated; (ii) $0.00–0.01 per CVR in Legacy Product Disposition Proceeds; (iii) $0.02–0.05 in Additional Closing Net Cash Proceeds; and (iv) $0.02–0.04 in Further Savings Proceeds. However, this range of values is based on estimates and assumptions regarding future events, as more fully described below, and there is no guarantee that any payment will be made to holders of the CVR and, thus, for purposes of determining whether to tender your Shares in the Offer you should assume that no payment will be made under the CVR Agreement and the only consideration paid by the co-offerors will be the Cash Amount.

•
Disposition Proceeds: The co-offerors’ estimate of the Disposition Proceeds is based on the co-offerors’ assessment of the CVR Products. The CVR Products are early-stage product candidates for which the Parent intends to further advance in preclinical development. The co-offerors estimate, based on their experience operating and investing in biotechnology companies and co-offerors’ independent research, including a review of 12 non-affiliated disposition transactions of preclinical assets that occurred in the last 2 years, and assuming that the co-offerors are successful in the Disposition of the CVR Products and receiving Disposition Proceeds during the Disposition CVR Period, that the Disposition Proceeds could be between $0.17-0.25 per CVR, calculated on a probability-weighted basis. Nevertheless, there is uncertainty regarding co-offerors’ ability to attract a potential acquirer for the CVR Products. Even if co-offerors were to be successful in negotiating transaction terms with a potential acquirer of the CVR Products, the transaction may include future development, regulatory or commercial milestone payments, thus, there is uncertainty regarding whether any potential acquirer of the CVR Products would be able to: (i) initiate and complete successful nonclinical studies and clinical trials for any product related to or based upon the CVR Products; (ii) conduct sufficient clinical trials or other studies to support the approval and commercialization of any product related to the CVR Products; (iii) demonstrate to the satisfaction of the U.S. Food and Drug Administration and similar foreign regulatory authorities the safety and efficacy and acceptable risk-to-benefit profile of any product related to the CVR Products; (iv) seek and obtain regulatory marketing approvals for any product related to the CVR Products; (v) establish and maintain supply and manufacturing relationships with third parties to ensure adequate and legally compliant manufacturing of bulk drug substances and drug products to maintain that supply, (vi) launch and commercialize any product candidates that were to obtain marketing approval and, if launched, successfully establish a sales, marketing and distribution infrastructure; (vii) demonstrate the necessary safety data post-approval to ensure continued regulatory approval; (viii) demonstrate the actual and perceived benefits of any product related to the CVR Products, if approved, relative to existing and future alternative therapies based upon availability, cost, risk and safety profile, drug-drug interactions, ease of administration, side effects and efficacy; (ix) obtain coverage and adequate product reimbursement from third-party payors, including government payors; (x) achieve market acceptance for any approved products; (xi) address any competing technological and market developments; (xii) negotiate favorable terms in any collaboration, licensing or other arrangements into which such acquirer may enter in the future and perform its obligations under such collaborations; (xiii) establish, maintain, protect and enforce intellectual property rights related to the CVR Products; or (xiv) attract, hire and retain qualified personnel, among other unknowns.
•
Legacy Product Disposition Proceeds: The co-offerors’ estimate of the Legacy Product Disposition Proceeds is based on the co-offerors’ assessment of the Legacy Products. The co-offerors believe, based on certain non-binding term sheets received by Kronos to date and the aforementioned risks for a potential acquirer following a disposition, the Legacy Product Disposition Proceeds could be between $0.00–0.01 per CVR.

•
Additional Closing Net Cash Proceeds: The co-offerors estimate that the amount that will be payable under the CVRs with respect to the Additional Closing Net Cash Proceeds could be between $0.02–0.05 per CVR. The co-offerors’ estimate is based on co-offerors’ current assessment of projected Closing Net Cash as of the Merger Closing Date, adjusted for any claims that arise prior to 30 days following the Merger Closing Date that are not accounted for in such Closing Net Cash. For example, if the Closing Net Cash as finally determined in accordance with the Merger Agreement is estimated to be $41,000,000, and there are no adjustments for claims that arise within 30 days following the Merger Closing Date, then the Closing Net Cash in excess of $40,000,000 would be $1,000,000, or approximately $0.02 per CVR.

•
Further Savings Proceeds: The co-offerors estimate that the amount that will be payable under the CVRs with respect to the Further Savings Proceeds could be between $0.02–0.04 per CVR. The co-offerors’ estimate is based on: (i) co-offerors’ extensive experience operating biotechnology companies and responsibly handling operating activities that are necessary following the close of an acquisition through its operating team, which includes staff in clinical operations, biometrics, quality, safety, clinical systems, regulatory affairs, business development and finance; and (ii) net savings of up to $2,000,000 to account for interest earned as provided in the CVR Agreement. By way of example, if the Surviving Corporation did not realize any net savings by the third (3rd) anniversary of the Merger Closing Date, then the total net savings would be $2,000,000 to account for interest earned as provided in the CVR Agreement and the Further Savings Proceeds would be $1,000,000 (50% of $2,000,000 net savings to account for interest earned), or approximately $0.02 per CVR. Conversely, if the Surviving Corporation realized $2,000,000 in net savings by the second (2nd) anniversary of the Merger Closing Date, but did not eliminate substantially all of the Company Outstanding Liabilities by the third (3rd) anniversary of the Merger Closing Date, resulting in an additional $2,000,000 of net savings to account for interest earned as provided in the CVR Agreement, then the total Further Savings Proceeds would be $2,600,000 (80% of $2,000,000 net savings realized by the second (2nd) anniversary of the Merger Closing Date plus 50% of $2,000,000 net savings realized to account for interest earned by the third (3rd) anniversary of the Merger Closing Date) or approximately $0.04 per CVR.

•
In considering whether to tender your Shares in the Offer, you should consider that it is entirely possible that no cash will be distributed to the holders of the CVR under the terms of the CVR Agreement

•	For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”
MAY I TRANSFER MY CONTINGENT VALUE RIGHT?
•
The CVRs will not be transferable except: (a) upon death of the holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by the Depository Trust Company (“DTC”)); or (e) that CVRs may be abandoned, as provided under Section 2.7 of the CVR Agreement. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?
•
In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Parent, any constituent corporation party to the Merger or any of its affiliates. Except with respect to the Further Savings Proceeds, no interest will accrue or become payable in respect of any of the amounts that may become payable on the CVRs. For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

WHY IS PURCHASER MAKING THE OFFER?
•
Parent, through Purchaser, has undertaken to acquire control of, and the entire equity interest in, Kronos because it believes it is a good investment. See “Special Factors—Section 2. Purpose of the Offer and Plans for Kronos” and “The Tender Offer—Section 1. Terms of the Offer.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
•
Pursuant to the Merger Agreement, Purchaser’s obligation to accept Shares tendered in the Offer is subject to the satisfaction or waiver of certain conditions. Purchaser will not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a)
prior to the Expiration Date, there shall not have been validly tendered (and not properly withdrawn) at least one Share more than 50% of the number of Shares that are then issued and outstanding as of the expiration of the Offer (the “Minimum Tender Condition”); or

(b)	any of the following conditions exist or shall have occurred and be continuing at the Expiration Date:
(i)
there shall be any Legal Restraint (as defined in the Merger Agreement) in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement;

(ii)
(A) (1) any representation or warranty of Kronos set forth in Article IV of the Merger Agreement (other than those set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), Section 4.02 (Capital Structure), Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.05(a)(i) (No Conflicts; Consents), Section 4.08(a) (No Material Adverse Effect), Section 4.20 (Brokers and Other Advisors), Section 4.22 (Opinion of Financial Advisors) and Section 4.23 (No Vote Required)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (2) any representation or warranty of Kronos set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), Section 4.02(a), (b), (c), (d), (e), (f) and (g) (Capital Structure), Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.05(a)(i) (No Conflicts), Section 4.20 (Brokers and other Advisors), Section 4.22 (Opinion of Financial Advisors), Section 4.23 (No Vote Required), and the Closing Net Cash Schedule (as defined in the Merger Agreement) shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (3) any representation or warranty of Kronos set forth in Section 4.02(a) (Capital Structure) of the Merger Agreement shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (4) any representation or warranty of Kronos set forth in Section 4.08(a) (No Material Adverse Effect) of the Merger Agreement shall not be true and correct in all respects as of such time;
(iii)
Kronos shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including without limitation Kronos’ obligations under Section 6.02 of the Merger Agreement;

(iv)
Parent shall have failed to receive from Kronos a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Kronos, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v)	the Merger Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or
(vi)	the Closing Net Cash (as defined in the Merger Agreement) as finally determined pursuant to Section 2.01(d) of the Merger Agreement is less than $40,000,000 (the “Minimum Cash Condition”).
Purchaser and Parent reserve the right to waive certain of the conditions to the Offer in their sole discretion (including the Minimum Cash Condition); provided that they may not waive the Minimum Tender Condition or the Termination Condition. The Minimum Cash Condition is subject to Closing Net Cash equal to or greater than $40,000,000.
A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 9. Conditions of the Offer.”
IS THERE AN AGREEMENT GOVERNING THE OFFER?
•
Yes. Kronos, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.” Additionally, the obligations of Parent and Purchaser under the Merger Agreement have been guaranteed by the Guarantor pursuant to the Limited Guaranty, subject to the terms and conditions set forth therein.

DOES PARENT HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?
•
Yes. Purchaser expects: (i) to pay cash consideration for all Shares accepted for payment in the Offer with some or all of Kronos’ Closing Net Cash as finally determined pursuant to the Merger Agreement, and (ii) any payments of CVR Proceeds, if any, will be self-funded with: (i) 50% of the Net Proceeds, if any, from any sale, transfer, license or other disposition by Concentra or any of its affiliates, including Kronos after the Merger, of all or any part of the CVR Products (described above) that occurs, and such Net Proceeds are received, within the Disposition CVR Period (described above); (ii) 100% of the Net Proceeds, if any, from any sale, transfer, license or other disposition by Kronos of all or any part of any of the Legacy Products (described above) that occurs prior to the Merger Closing Date and such Net Proceeds are received within the period beginning on the Merger Closing Date and ending on the Expiration Date (described above); (iii) 100% of cost savings realized prior to the Merger Closing Date; (iv) 80% of cost savings realized between the Merger Closing Date and the second (2nd) anniversary of the Merger Closing Date; and (v) 50% of cost savings realized between the second (2nd) anniversary of the Merger Closing Date and the third (3rd) anniversary of the Merger Closing Date, and such cost savings include a certain amount of interest during such periods, each pursuant to the CVR Agreement. For the avoidance of doubt, any proceeds received from the sale, transfer, license or other disposition by Parent or any of its Affiliates, including Kronos after the Merger, of all or any part of any CVR Products or Legacy Products shall be excluded from the Further Savings Proceeds.
•
In addition, in connection with the execution of the Merger Agreement, the Guarantor agreed to guarantee certain of Parent’s and Purchaser’s obligations under the Merger Agreement and certain Parent’s obligations under the CVR Agreement, subject to the terms and conditions set forth in the Limited Guaranty. The Guarantor’s obligations under the Limited Guaranty are subject to a cap of $35,000,000 under the Merger Agreement and an amount equivalent to the CVR Proceeds, plus certain enforcement costs, under the Merger Agreement and CVR Agreement. See “Special Factors—Section 2. Purpose of the Offer and Plans for Kronos” “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements” and “The Tender Offer—Section 8. Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
•
No. Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Purchaser’s financial condition is not relevant to your decision to tender in the Offer because: (i) the form of payment consists solely of cash (which may be supported entirely by Kronos’ Closing Net Cash as finally determined in accordance with the Merger Agreement); (ii) any payments of CVR Proceeds will be self-funded (as described above); (iii) the Offer is not subject to any financing conditions; (iv) the Offer is for all outstanding Shares of Kronos; and (v) the Purchaser does not have any relevant historical information. See “The Tender Offer—Section 8. Source and Amount of Funds.”

•
In addition, in connection with the execution of the Merger Agreement, the Guarantor agreed to guarantee certain of Parent’s and Purchaser’s obligations under the Merger Agreement and certain of Parent’s obligations under the CVR Agreement, subject to the terms and conditions set forth in the Limited Guaranty. The Guarantor’s obligations under the Limited Guaranty are subject to a cap of $35,000,000 under the Merger Agreement and an amount equivalent to the CVR Proceeds, plus certain enforcement costs, under the Merger Agreement and CVR Agreement.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
•
You will have until one minute after 11:59 p.m. Eastern Time on June 13, 2025, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Date of the Offer as so extended. See also “The Tender Offer—Section 1. Terms of the Offer.”

CAN THE OFFER BE FURTHER EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
•
Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, if on any then-scheduled expiration of the Offer the Minimum Tender Condition has not been satisfied or any Offer Condition (as defined in the Merger Agreement) has not been satisfied or waived by Purchaser (set forth in “The Tender Offer—Section 9. Conditions of the Offer”), Purchaser may, in its discretion, or at the request of Kronos, Purchaser shall, extend the Offer: (i) for periods of up to 10 business days per extension to permit such Offer Condition to be satisfied; or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or the staff thereof or the rules of The Nasdaq Global Select Market (“Nasdaq”) applicable to the Offer; provided, that, Purchaser shall not, and shall not be required to, extend the Offer beyond July 29, 2025 (the “Outside Date”).

HOW WILL I BE NOTIFIED IF THE OFFER IS FURTHER EXTENDED?
•
If Purchaser further extends the Offer, we will inform Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will file with the SEC and disseminate to the holders of Shares, as and to the extent required by law, a supplement or amendment to this Offer to Purchase giving the new Expiration Date no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See “The Tender Offer—Section 1. Terms of the Offer.”
HOW DO I TENDER MY SHARES?
•
If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent not later than the expiration of the Offer. See “The Tender Offer—Section 3. Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

•
If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•
In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates for such Shares (or an Agent’s Message in lieu of the Letter of Transmittal in the case of a book-entry transfer of such Shares as described in “The Tender Offer—Section 3. Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m. Eastern Time on June 13, 2025, unless Purchaser extends the Offer. See “The Tender Offer—Section 4. Withdrawal Rights.”

•
In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after July 14, 2025, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer—Section 4. Withdrawal Rights.”

WHAT DOES KRONOS’ BOARD OF DIRECTORS THINK OF THE OFFER?
•
After careful consideration, the Kronos board of directors (the “Kronos Board”), duly recommended that you accept the Offer. Kronos’ full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the SEC on May 15, 2025. See also the “Introduction” below.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
If we accept Shares for payment pursuant to the Offer, then the Minimum Tender Condition will have been satisfied and we will hold a sufficient number of Shares to effect the Merger without a vote by Kronos stockholders under the General Corporation Law of the State of Delaware (the “DGCL”). If the Merger occurs, then Kronos will become a wholly owned subsidiary of Parent and each issued and then outstanding Share, other than Shares held in the treasury by Kronos, held by any stockholders, or owned by any beneficial owners, of Kronos who are entitled to and who properly exercise appraisal rights under Delaware law or owned by Parent, Purchaser or any other subsidiary of Parent at the commencement of the Offer and is owned by Parent, Purchaser or any other subsidiary of Parent immediately prior to the Effective Time, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding. For more information, see the “Introduction” below.
•
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the time Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer (the “Offer Closing Time”). See “Special Factors—Section 2. Purpose of the Offer and Plans for Kronos” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL KRONOS CONTINUE AS A PUBLIC COMPANY?
•
No. Immediately following the Offer Closing Time and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent, and the Shares will be delisted from Nasdaq, and Kronos’ obligations to file periodic reports under the Exchange Act will be suspended, and Kronos will be privately held. See “Special Factors—Section 5. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer, unless an appraisal demand is made with respect to your Shares.

•
If you decide not to tender your Shares in the Offer and the Merger does not occur, you will remain a stockholder of Kronos. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See “Special Factors—Section 5. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•
Following the Offer Closing Time, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See “Special Factors—Section 5. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On May 14, 2025, the last full trading day prior to the date of this Offer to Purchase, the last reported closing price per Share reported on Nasdaq was $0.73. See “Special Factors—Section 4. Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
If the conditions to the Offer as set forth in the Introduction and “The Tender Offer—Section 9. Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount in cash equal to the number of Shares you tendered multiplied by the Cash Amount, plus one CVR for each Share, in each case, without interest and subject to any applicable tax withholding, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three business days). See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

•
We will pay to the holders of CVRs: (a) with respect to Disposition Proceeds and Legacy Product Disposition Proceeds payable to Holders, no later than thirty (30) days following the receipt of Gross Proceeds by Parent or any of its affiliates; (b) with respect to any Further Savings Proceeds payable to

Holders, no later than the earlier of thirty (30) days following (i) the elimination of substantially all of the Company Outstanding Liabilities, and (ii) the third (3rd) anniversary of the Merger Closing Date; and (c) and with respect to any Additional Closing Net Cash Proceeds payable to Holders, no later than sixty (60) days following the Merger Closing Date.
•	For more information regarding the CVR Agreement, see “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”
IF I AM AN EMPLOYEE OF KRONOS, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
•
As of immediately prior to the Effective Time, the vesting for each Company Stock Option and, as of immediately prior to the Offer Closing Time, the vesting for each Company Restricted Stock Unit, shall be accelerated and: (i) (A) each Company Stock Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive in consideration of the cancellation of such In-the-Money Option (1) an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per share of Shares underlying such In-the-Money Option by (y) the number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time, and (2) one CVR for each Share subject thereto, and (B) each Company Stock Option that has an exercise price per share that is equal to or greater than the Cash Amount that is then outstanding will be cancelled for no consideration; and (ii) each Company Restricted Stock Unit that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled Company Restricted Stock Unit will be entitled to receive in consideration of the cancellation of such Company Restricted Stock Unit (A) an amount in cash without interest, less any applicable tax withholding, equal to the Cash Amount, and (B) one CVR.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?
•
The receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger will generally be treated for U.S. federal income tax purposes either as: (1) consideration received in a “sale or exchange” of the Shares that you exchange in the Offer or the Merger; or (2) as a distribution in respect of your Shares. The amount of income, gain or loss a holder recognizes, and the timing and character of such income, gain or loss will depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. To the extent required to take a position, we intend to act consistently with the receipt of the CVRs as part of a “closed transaction” for U.S. federal income tax purposes. Assuming such treatment is respected by the Internal Revenue Service (“IRS”), a U.S. Holder (as defined below in “Special Factors—Section 7. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) is expected (except to the extent any portion of such payment is required to be treated as imputed interest as defined below in “Special Factors—Section 7. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) to recognize income, gain or loss equal to the difference, if any, between: (i) the sum of the Cash Amount received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See “Special Factors—Section 7. Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of material U.S. federal income tax consequences of the Offer and the Merger.

The U.S. federal, state, local and non-U.S. income and other tax consequences to holders or beneficial owners of Company Stock Options or Company Restricted Stock Units participating in the Merger with respect to such Company Stock Options or Company Restricted Stock Units are not discussed herein, and such holders or beneficial owners of Company Stock Options or Company Restricted Stock Units are strongly encouraged to consult with their own tax advisors regarding such tax consequences. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.
WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
No appraisal rights are available to the holders of record and beneficial owners of Shares in connection with the Offer, and stockholders who tender their Shares in the Offer will not have appraisal rights in connection with the Merger. However, if Purchaser purchases Shares in the Offer and the Merger is consummated, holders of record and beneficial owners of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Parent accepts properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and may be entitled to receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value.

•
The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Persons considering appraisal should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Kronos may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

•
Any person who desires to exercise appraisal rights in connection with the Merger should carefully review Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

•
The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by persons desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which are contained in Section 262 of the DGCL and will be further summarized in a notice of the availability of appraisal rights to be sent by Kronos. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information regarding appraisal rights, see “The Tender Offer—Section 11. Certain Legal Matters; Regulatory Approvals.”

•
If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions of the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•	You can call MacKenzie Partners, Inc., the Information Agent, toll-free at (800) 322-2885 or email them at tenderoffer@mackenziepartners.com. See the back cover of this Offer to Purchase.

To All Holders of Shares of
Kronos, Bio Inc.
INTRODUCTION
Purchaser, a wholly owned subsidiary of Parent, is making the Offer to acquire all outstanding Shares of Kronos for: (i) $0.57 per Share in cash (the “Cash Amount”); and (ii) one non-transferable contractual contingent value right for each Share (each, a “CVR”, and each CVR together with the Cash Amount, the “Offer Price”) which represents the right to receive one or more potential cash payments, contingent upon: (i) 50% of the net proceeds in the case of a disposition of Kronos’ product candidates known as KB-9558 and KB-7898 that occurs within two (2) years following closing; (ii) 100% of the net proceeds in the case of a disposition of the Company’s product candidates known as KB-0742, lanraplenib and entospletinib that occurs prior to closing; (iii) 100% of cost savings realized prior to closing; (iv) 80% of cost savings realized between the merger closing date and the second (2nd) anniversary of the merger closing date; and (v) 50% of cost savings realized between the second (2nd) anniversary of the merger closing date and the third (3rd) anniversary of the merger closing date, each pursuant to the CVR Agreement, in each case, all upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Subject to the terms of the Merger Agreement and the CVR Agreement, the Offer Price will be paid net of any applicable tax withholding and without interest.
The Offer is being made pursuant to the Merger Agreement among Kronos, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kronos, without a meeting or any further action of Kronos stockholders in accordance with Section 251(h) of the DGCL, assuming the conditions set forth in Section 251(h) of the DGCL are met, and Kronos will be the Surviving Corporation and a wholly owned subsidiary of Parent. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the satisfaction of the Minimum Tender Condition, Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer at the Offer Closing Time.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Kronos’ willingness to enter into the Merger Agreement and the CVR Agreement, the Guarantor has duly executed and delivered to Kronos the Limited Guaranty in favor of Kronos and the holders of CVRs, in respect of certain obligations of Parent and Purchaser under the Merger Agreement and certain obligations of Kronos as the Surviving Corporation under the CVR Agreement. The Guarantor’s obligations under the Limited Guaranty are subject to a cap of $35,000,000 under the Merger Agreement and an amount equivalent to the CVR Proceeds (as defied below), plus certain enforcement costs, under the Merger Agreement and CVR Agreement. The Guarantor and TCM are considered co-offerors in the Offer. As co-offerors, the Guarantor and TCM accept joint responsibility for the accuracy of the disclosures made in this Offer to Purchase.
As noted in the Summary Term Sheet, there is a risk that you may receive no payment under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive is the Cash Amount of $0.57 per Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount as it may be the only consideration you receive in the Offer. On May 14, 2025, the last full trading day prior to the date of this Offer to Purchase, the closing price of Kronos’ common stock as reported on Nasdaq was $0.73 per Share.
If your Shares are registered in your name and you tender directly to the Depositary and Paying Agent, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.
We will pay all charges and expenses of the Depositary and Paying Agent and the Information Agent.

Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
(i)	prior to the Expiration Date, the Minimum Tender Condition shall have not been satisfied; or
(ii)	any of the conditions set forth in “The Tender Offer—Section 9. Conditions of the Offer” shall exist or shall have occurred and be continuing at the Expiration Date of the Offer.
Purchaser and Parent reserve the right to waive certain of the conditions to the Offer in their sole discretion (including the Minimum Cash Condition); provided that they may not waive the Minimum Tender Condition or the Termination Condition. See “The Tender Offer—Section 9. Conditions of the Offer.”
Pursuant to the terms of the Merger Agreement, the Offer and withdrawal rights will expire at one minute past 11:59 p.m. Eastern Time on June 13, 2025 (the “Expiration Date”). See “The Tender Offer —Section 1. Terms of the Offer,” “The Tender Offer—Section 9. Conditions of the Offer” and “The Tender Offer—Section 11. Certain Legal Matters; Regulatory Approvals.”
On April 30, 2025, the Kronos board of directors (the “Kronos Board”) at a duly called meeting: (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, Kronos and Kronos’ stockholders; (ii) approved and declared advisable the Merger and the execution, delivery and performance by Kronos of the Merger Agreement and the consummation by Kronos of the Transactions; (iii) resolved to recommend that Kronos’ stockholders accept the Offer and tender their shares of Kronos Common Stock in the Offer; and (iv) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and the Merger will be consummated as soon as practicable following the Offer Closing Time.
For reasons considered by the Kronos Board, see Kronos’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC on May 15, 2025 in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, Kronos and Purchaser and specified in the certificate of merger).
Pursuant to the terms of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each outstanding Share, other than Shares held in the treasury by Kronos, held by any stockholders, or owned by any beneficial owners, of Kronos who are entitled to and who properly exercise appraisal rights under Delaware law or owned by Parent, Purchaser or any other subsidiary of Parent at the commencement of the Offer and is owned by Parent, Purchaser or any other subsidiary of Parent immediately prior to the Effective Time, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding. As of immediately prior to the Effective Time, the vesting for each option to purchase Shares from Kronos (“Company Stock Options,” and each a “Company Stock Option”) and, as of immediately prior to the Offer Closing Time, the vesting for each restricted stock units granted by Kronos (“Company Restricted Stock Units,” and each a “Company Restricted Stock Unit”), shall be accelerated and: (i) (A) each Company Stock Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive in consideration of the cancellation of such In-the-Money Option (1) an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per share of Shares underlying such In-the-Money Option by (y) the number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time, and (2) one CVR for each Share underlying such In-the-Money Option, and (B) each Company Stock Option that has an exercise price per share that is equal to or greater than the Cash Amount that is then outstanding will be cancelled for no consideration; and (ii) each Company Restricted Stock Unit that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled Company Restricted Stock Unit will be entitled to receive in consideration of the cancellation of such Company Restricted Stock Unit (A) an amount in cash without interest, less any applicable tax withholding, equal to the Cash Amount, and (B) one CVR.
The Merger Agreement is more fully described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Company Restricted Stock Units and Company Stock Options in the Merger. “Special Factors—Section 6. Material U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes the material U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Kronos stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of Kronos that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to such offer and received by the depositary prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of Kronos to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement; and (iii) each outstanding share (other than “excluded stock” (as defined in Section 251(h) of the DGCL)) of the company that is subject of and not irrevocably accepted for purchase in such offer is converted in such merger into the right to receive the same amount and kind of cash, property, rights or securities paid for such shares pursuant to such offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Kronos will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Kronos will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See “Special Factors—Section 2. Purpose of the Offer and Plans for Kronos.”
The Merger Agreement, the CVR Agreement, the Limited Guaranty, this Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.
SPECIAL FACTORS
1.	BACKGROUND OF THE OFFER; CONTACTS WITH KRONOS.
Background of the Offer and the Merger; Past Contacts or Negotiations between Parent, Purchaser and Kronos. The following is a description of contacts between representatives of Parent and Purchaser with representatives of Kronos that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Kronos’ activities relating to these contacts, please refer to Kronos’ Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
Background of the Offer and the Merger.
On March 18, 2025, at the direction of the Kronos Board, representatives of Leerink Partners LLC (“Leerink Partners”), financial advisor to Kronos, contacted Kevin Tang, Chief Executive Officer of Parent, to discuss a potential transaction with Kronos.
On March 20, 2025, Kronos and Tang Capital Management LLC (“TCM”), the sole manager of Parent and the general partner of Tang Capital Partners, LP (“TCP”), entered into a confidentiality agreement, which included a 1-year standstill provision.
On March 24, 2025, representatives of Parent and TCM spoke with Kronos senior management and representatives of Leerink Partners to discuss a potential transaction with Kronos and certain due diligence topics, including certain of Kronos’ clinical programs and financial information of Kronos.
On March 25, 2025, Parent submitted a non-binding proposal to acquire 100% of the equity of Kronos for $0.95 per share in cash plus a contingent value right (a “CVR”) for each share representing the right to receive

80% of the net proceeds payable from any license or disposition of Kronos’ p300 KAT inhibitor development candidates, KB-9558 and KB-7898. Parent’s proposal was based on the availability of at least $67.2 million of closing net cash (the “March 25th Proposal”).
On April 4, 2025, Kronos provided certain representatives of Parent and TCM with access to Kronos’ electronic data room. Subsequently, due diligence review of non-public information regarding Kronos was performed.
On April 7, 2025, at the direction of the Kronos Board, representatives of Leerink Partners contacted Mr. Tang requesting that Parent submit a revised proposal for a potential transaction by April 10, 2025.
On April 10, 2025, Parent submitted a revised non-binding proposal to acquire 100% of the equity of Kronos for $0.57 per share in cash, plus a CVR representing the right to receive: (i) 80% of any net savings versus the closing net cash realized within 24 months of the close (the “Further Savings CVR”), provided that the maximum payment under such Further Savings CVR was $0.20 per share; and (ii) 50% of the net proceeds payable from any license or disposition of Kronos’ p300 KAT inhibitor development candidates, KB-9558 and KB-7898, within 24 months of the close. Parent’s proposal was based on the availability of at least $40.0 million of closing net cash (the “Original April 10th Proposal”).
Later on April 10, 2025, at the direction of the Kronos Board, representatives of Leerink Partners contacted Mr. Tang requesting that Parent submit a second revised proposal to remove the maximum payment under the Further Savings CVR. Subsequently, Parent submitted a second revised non-binding proposal that was substantially similar to the Original April 10th Proposal but removed the maximum payment under the Further Savings CVR (the “Revised April 10th Proposal”).
On April 10, 2025, representatives of Leerink Partners notified Parent of Kronos’ intent to enter into a definitive agreement.
On April 16, 2025, representatives from Parent and TCM provided Kronos senior management and representatives of Leerink Partners with an initial draft of the Merger Agreement and the CVR Agreement, which reflected the terms of the Revised April 10th Proposal and generally included customary terms and conditions for such an agreement including, among other things, for: (i) the transaction to be structured as a cash tender offer followed immediately by a back-end merger pursuant to DGCL Section 251(h); (ii) the acceleration and cash out of certain Kronos equity awards; (iii) customary exceptions to the definition of “Company Material Adverse Effect,” which generally defines the standard for certain closing risk; (iv) customary representations and warranties with respect to Kronos and Parent and Purchaser, including a representation by Parent and Purchaser regarding the concurrent delivery of an executed limited guaranty to guarantee Parent and Purchaser’s obligations under the Merger Agreement and the CVR Agreement; (v) Kronos’ ability to provide due diligence to, and negotiate a merger agreement with, a party making an unsolicited acquisition proposal that constitutes or would reasonably be expected to lead to a superior proposal; and (vi) Kronos’ ability to terminate the Merger Agreement to accept a superior proposal after providing Parent with a right to match such proposal. The Merger Agreement also included, among other things: (i) adjustments to the definition of closing net cash to account for all remaining lease-related obligations, all costs related to existing and anticipated legal proceedings and settlements, up to $300,000 of expenses of Parent and Purchaser and up to $400,000 to cover certain expenses under the CVR Agreement; and (ii) a cap on the annual premium for the D&O insurance tail policy to be obtained.
On April 22, 2025, Goodwin Procter LLP (“Goodwin”), counsel to Kronos, provided representatives from Parent and TCM with a revised draft of the Merger Agreement, which reflected certain revisions, including: (i) a lesser minimum closing net cash condition; (ii) a lesser termination fee payable by Kronos; (iii) revisions to the scope of transaction expenses; (iv) revisions to certain components used in the calculation of closing net cash, including inserting a cap for post-closing legal proceeding and settlement costs; (v) raising the cap on the annual premium for the D&O insurance tail policy to be obtained; and (vi) the ability for Kronos to sell its Kronos’ legacy product candidates known as istisociclib, or KB-0742, lanraplenib and entospletinib prior to closing without Parent’s consent prior to closing.

On April 23, 2025 and April 24, 2025, representatives of Parent and TCM spoke with Kronos senior management to discuss certain due diligence topics, including certain of Kronos’ clinical programs and financial information of Kronos. Additional due diligence review of non-public information regarding Kronos was performed throughout the week.
On April 24, 2025, representatives from Parent and TCM provided Goodwin, Kronos senior management and representatives of Leerink Partners with a revised draft of the Merger Agreement, which reflected certain revisions, including: (i) reinstating the original $40.0 minimum closing net cash condition; (ii) reinstating the $1.4 million termination fee payable by Kronos; (iii) reinstating the scope of transaction expenses; and (iv) certain other revisions with respect to the representations and warranties and covenants.
Later on April 24, 2025, representatives from Parent and TCM provided Goodwin, Kronos senior management and representatives of Leerink Partners with a draft of the Limited Guaranty and drafts of the exhibits and schedules to be included the Merger Agreement, including the Form of Tender and Support Agreement.
Also on April 24, 2025, representatives of Leerink Partners, at the direction of the Kronos Board, held a telephonic conversation with Mr. Tang, to discuss: (i) expanding the term of the Further Savings CVR from two (2) to three (3) years following the Merger Closing Date; and (ii) the percentage of CVR proceeds payable to holders under the Further Savings CVR. Following discussion, Mr. Tang agreed that the next draft of the CVR Agreement would reflect a right to receive 50% of any net savings versus the closing net cash realized between the second (2nd) and third (3rd) anniversary of the Merger Closing Date.
Later on April 24, 2025, Goodwin, provided representatives from Parent and TCM with a revised draft of the CVR Agreement, which reflected certain revisions, including: (i) an extension of the Further Savings CVR that would entitle CVR holders to 50% of any net savings versus the closing net cash realized between the second (2nd) and third (3rd) anniversary of closing; (ii) the Further Savings CVR payment to be made no later than the earlier of thirty (30) days following: (A) the elimination of substantially all outstanding liabilities as set forth on the Kronos’ audited balance sheet for the year ended December 31, 2024 (the “Company Outstanding Liabilities”); and (B) the third (3rd) anniversary of the Merger Closing Date; and (iii) additional CVR payments that would entitle CVR holders to 100% of: (X) any unused portion of Parent’s $400,000 CVR expense cap; and (Y) the net proceeds payable from any license or disposition of Kronos’ legacy product candidates known as istisociclib, or KB-0742, lanraplenib and entospletinib, prior to closing.
On April 25, 2025, representatives from Parent and TCM provided Goodwin, Kronos senior management and representatives of Leerink Partners with a revised draft of the CVR Agreement, which reflected certain revisions, including: (i) clarification of the expiration dates and the timing of CVR payment dates for each CVR payment and (ii) removal of the Further Savings CVR payment to be made no later than the earlier of thirty (30) days following the elimination of substantially all Company Outstanding Liabilities.
On April 28, 2025, Goodwin, provided representatives from Parent and TCP with a revised draft of the CVR Agreement, which reflected certain revisions, including: (i) an additional CVR payment that would entitle CVR holders to 100% of the amount by which the closing net cash as finally determined pursuant to the Merger Agreement exceeds $40.0 million (the “Additional Closing Net Cash Proceeds”); (ii) an extension of the Further Savings CVR that would entitle CVR holders to 100% of any interest earned by Parent post-closing; and (iii) reinstating the Further Savings CVR payment to be made no later than the earlier of thirty (30) days following the elimination of substantially all Company Outstanding Liabilities.
On April 29, 2025, representatives of Parent and TCM spoke with Kronos senior management and representatives of Leerink Partners to discuss certain due diligence topics, including certain of Kronos’ clinical programs and financial information of Kronos.
Later on April 29, 2025, representatives from Parent and TCM provided Goodwin, Kronos senior management and representatives of Leerink Partners with a revised draft of the CVR Agreement, which reflected certain revisions, including: (i) an adjustment to the Additional Closing Net Cash Proceeds to include any claims that arise prior to 30 days following the closing that are not accounted for in the closing net cash as finally determined pursuant to the Merger Agreement; (ii) the removal of the additional CVR payment that would entitle CVR holders to 100% of any unused portion of Parent’s $400,000 CVR expense cap; and (iii) a fixed dollar amount to account for any interest earned by Parent post-closing.

Later on April 29, 2025, Goodwin, provided representatives from Parent and TCM with a revised draft of the Limited Guaranty and drafts of the exhibits and schedules to be included the Merger Agreement, including the Form of Tender and Support Agreement, which included revisions to conform terms to the Merger Agreement.
On May 1, 2025, the Merger Agreement was signed by Purchaser, Parent and Kronos and the Limited Guaranty was signed by TCP, Parent, Purchaser and Kronos.
On May 15, 2025, Purchaser commenced the Offer pursuant to the Merger Agreement, and later on May 15, 2025, Kronos filed a Schedule 14D-9.
2.	PURPOSE OF THE OFFER AND PLANS FOR KRONOS.
Purpose of the Offer. The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, Kronos. Pursuant to the Merger, Parent will acquire all of the stock of Kronos not purchased pursuant to the Offer or otherwise.
Stockholders of Kronos who sell their Shares in the Offer will cease to have any equity interest in Kronos or any right to participate in its earnings and future growth.
Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of Kronos’ remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Kronos in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for Kronos. At the Effective Time, the certificate of incorporation and bylaws of Kronos will each be amended and restated in their entirety pursuant to the terms of the Merger Agreement. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Purchaser as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Each director and officer of Kronos immediately prior to the Effective Time shall execute and deliver a letter effectuating his or her resignation as a member of the Kronos Board or as an officer of Kronos. The Surviving Corporation will not have any employees, but may engage former employees of Kronos as consultants. No such terms have been agreed upon. See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Governance of the Surviving Corporation.”
At the Effective Time, Purchaser will be merged with and into Kronos, the separate existence of Purchaser will cease, and Kronos will continue as the Surviving Corporation in the Merger. Kronos’ Shares will be delisted and will no longer be quoted on Nasdaq, and Kronos’ obligation to file periodic reports under the Exchange Act will be suspended, and Kronos will be privately held.
Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Kronos, the disposition of securities of Kronos, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Kronos or any of its subsidiaries or the purchase, sale or transfer of a material amount of assets of Kronos or any of its subsidiaries.
3.	REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.
Based on the determination of the Kronos Board, Kronos retained Leerink Partners as its financial advisor in connection with the Offer, the Merger and the Transactions. In connection with this engagement, the Kronos Board requested that Leerink Partners evaluate the fairness, from a financial point of view, to the holders of

Shares (other than certain excluded Shares) of the Cash Amount proposed to be paid to such holders pursuant to the terms of the Merger Agreement. On April 30, 2025, Leerink Partners rendered to the Kronos Board its oral opinion, which was subsequently confirmed by the delivery of a written opinion dated April 30, 2025. See “Special Factors—The Solicitation or Recommendation–Opinion of Leerink Partners LLC” and Annex I of the Schedule 14D-9, which information is hereby incorporated by reference.
None of Purchaser, Parent or the other TCP representatives engaged a financial advisor in connection with the Offer or the Merger.
4.	PRICE RANGE OF SHARES; DIVIDENDS.
According to Kronos’ Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 18, 2025 and as amended on April 25, 2025, the Shares are traded on Nasdaq under the symbol “KRON.” Kronos has advised Parent that, as of the close of business on April 25, 2025, there were: (i) 60,969,214 Shares issued and outstanding; (ii) 5,940,978 Shares subject to outstanding Company Stock Options, none of which were In-the-Money Options; and (iii) 463,131 Shares subject to outstanding Company Restricted Stock Units. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the years ended December 31, 2024 and 2023 and the current year.

Current Year	High	Low
First Quarter	$1.09	$0.82
Second Quarter (through April 25, 2025)	0.94	0.74

Year Ended December 31, 2024	High	Low
First Quarter	$1.40	$1.00
Second Quarter	1.38	0.69
Third Quarter	1.60	0.91
Fourth Quarter	1.09	0.80

Year Ended December 31, 2023	High	Low
First Quarter	$2.84	$1.27
Second Quarter	2.03	1.20
Third Quarter	2.29	1.12
Fourth Quarter	1.51	0.73

On May 14, 2025, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price per Share on Nasdaq during normal trading hours was $0.73 per Share.
Kronos has never paid cash dividends on its Shares. Additionally, under the terms of the Merger Agreement, Kronos is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See “The Tender Offer—Section 10. Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.
5.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS.
Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Nasdaq Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds: (i) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400; (ii) the bid price for a Share over a 30 consecutive business day period is less than

$1.00; or (iii) (A) Kronos has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period; (B) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Kronos’ listed securities is less than $50 million over a 30 consecutive business day period; or (C) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Kronos’ total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Nasdaq has instituted temporary waivers of certain listing rules, but there can be no guarantee as to if or when these rules will be reinstated.
On November 4, 2024, Kronos received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC indicating that, based upon the closing bid price of Shares for the 30 consecutive business day period between September 23, 2024, through November 1, 2024, Kronos did not meet the minimum bid price of $1.00 per share required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5450(a)(1). The letter also indicated that Kronos will be provided with a compliance period of 180 calendar days, or until May 5, 2025, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). On May 7, 2025, the Staff granted Kronos’ request for a second 180-calendar day period, or until November 3, 2025, to regain compliance with the $1.00 bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2). To regain compliance with such minimum price requirement, Kronos must evidence a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. The transfer of the listing of Kronos’ Shares from The Nasdaq Global Market to The Nasdaq Capital Market took effect with the open of business on May 9, 2025. The transfer is not expected to impact trading in Kronos’ Shares, which will continue to trade on Nasdaq under the symbol “KRON.”
Shares held by officers or directors of Kronos, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to Kronos, there were, as of April 25, 2025: (1) 60,969,214 Shares issued and outstanding; (2) 5,940,978 Shares subject to outstanding Company Stock Options, none of which were In-the-Money Options; and (3) 463,131 Shares subject to outstanding Company Restricted Stock Units. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.
Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be suspended by Kronos upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause Kronos to apply for suspension of registration of the Shares as soon as possible after consummation of the Offer if the requirements for suspension of registration are met. Suspension of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Kronos to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Kronos. Furthermore, the ability of “affiliates” of Kronos and persons holding “restricted securities” of Kronos to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were suspended, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.
If registration of the Shares is not suspended prior to the Merger, then the registration of the Shares under the Exchange Act will be suspended following completion of the Merger.
Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
6.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.
The following summary describes the material U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information purposes only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), published rulings, administrative pronouncements and judicial decisions, all as in effect on May 15, 2025 and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary addresses only Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, or passive foreign investment companies or investors therein, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, persons that have a functional currency other than the U.S. dollar, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares, Holders that exercise appraisal rights, Holders whose Shares are “qualified small business stock” within the meaning of Section 1202 of the Code or Shares to which the rollover provisions of Section 1045 of the Code apply, and persons who acquired their Shares upon the vesting and cancellation of Company Stock Options or Company Restricted Stock Units in connection with the Merger or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax, net investment income tax, or any state, local, or non-U.S. tax consequences.
As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the

United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” or “Holders” means a U.S. Holder or a Non-U.S. Holder.
If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. The partnership and partners of the partnership holding Shares should consult their tax advisors regarding the particular tax consequences of exchanging Shares for cash and CVRS pursuant to the Offer or the Merger applicable to them.
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.
Holders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.
Tax Considerations for U.S. Holders. The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will, depending on such U.S. Holder’s particular circumstances, generally be treated as a “sale or exchange” for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s Shares. A portion of the funds to pay for all Shares accepted for payment in the Offer and exchanged in the Merger will be funded by Kronos’ Closing Net Cash as finally determined pursuant to the Merger Agreement. As a result, the exchange of Shares for cash pursuant to the Offer or the Merger will be treated as a redemption of Shares by Kronos for U.S. federal income tax purposes. Under Section 302(b) of the Code, the exchange of Shares for cash pursuant to the Offer or the Merger generally will be treated as a “sale or exchange” if the exchange (i) results in a “complete termination” of the U.S. Holder’s interest in Kronos, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of Shares as part of a plan that includes the U.S. Holder’s exchange of Shares pursuant to the Offer or the Merger may need to be taken into account in determining whether any of the Section 302 tests are satisfied. As further discussed below, it is expected that under the Section 302 tests, the exchange of Shares for cash and CVRs will generally be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes. However, due to the factual nature of these tests, U.S. Holders are urged to consult their own tax advisors to determine whether an exchange of Shares pursuant to the Offer or the Merger qualifies for “sale or exchange” treatment under these tests in light of their particular circumstances.
The exchange of Shares pursuant to the Offer or the Merger generally will result in a “complete termination” of the U.S. Holder’s interest in Kronos if either: (i) the U.S. Holder owns no Kronos Shares actually or constructively after the shares are sold pursuant to the Offer or the Merger; or (ii) the U.S. Holder actually owns no shares of Kronos stock after the Offer or the Merger and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution are urged to consult their own tax advisors concerning the mechanics and desirability of such a waiver.

The exchange of Shares pursuant to the Offer or the Merger generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of Kronos’ outstanding shares actually and constructively owned by the U.S. Holder immediately after the exchange is less than 80% of the percentage of Kronos’ outstanding shares actually and constructively owned by the U.S. Holder immediately before the exchange.
The exchange of Shares pursuant to the Offer or the Merger generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in the U.S. Holder’s proportionate interest in Kronos’ stock as a result of the exchange constitutes a “meaningful reduction.” Whether the receipt of cash and CVRs by the U.S. Holder will be treated as not essentially equivalent to a dividend will depend on the particular facts and circumstances, including the number of Kronos Shares purchased (or treated as purchased) by Kronos pursuant to the Offer or the Merger. However, in certain circumstances, even a small reduction in the percentage ownership interest of a stockholder whose relative stock interest in a publicly held corporation (such as Kronos) is minimal and who exercises no control over the corporation’s business may constitute a “meaningful reduction.” U.S. Holders are urged to consult their own tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.
Because all of Kronos shares held by Holders will be sold pursuant to the Offer or the Merger, and Kronos will be wholly owned by Parent, it is expected, and the following discussion assumes, that the exchange of Shares for cash and CVRs will be treated as a “sale or exchange” for U.S. federal income tax purposes.
The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.
There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs or payments received thereunder in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, or in some other manner, and such questions are inherently factual in nature. Accordingly, Holders are urged to consult with their tax advisors regarding this issue.
Pursuant to Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVR is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder may treat the transaction as an open transaction for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. As noted above, there is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as contract rights, debt instruments or deferred payment contract rights for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. We urge you to consult your own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.
As a result, we cannot express a definitive conclusion as to the U.S. federal income tax treatment of receipt of the CVRs or receipt of any payment pursuant to the CVRs. However, to the extent required to take a position and except as otherwise required pursuant to applicable law, Kronos intends to treat the receipt of the CVRs as a closed transaction and payments received pursuant to the CVRs as amounts realized on the disposition (or partial disposition) of the CVRs. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to this treatment. In such event, the tax consequences of the receipt of CVRs and/or payments with respect to the CVRs could differ materially from those summarized below (including, potentially, a portion or all of payments made with respect to the CVRs giving rise to ordinary income, rather than capital gain). No opinion of counsel or ruling has been or will be sought from the IRS regarding the tax treatment of the CVRs.

Treatment as Closed Transaction. If the receipt of a CVR is part of a closed transaction, a U.S. Holder generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the sum of the Cash Amount received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of Kronos’ common stock would be considered along with other factors in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if the Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.
The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the exchange of Shares pursuant to the Offer or the Merger is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such exchange is treated as a dividend is unclear. Kronos does not expect to have current or accumulated earnings and profits, but no assurance can be given in this regard.
A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR (determined as of the closing of the Offer or the Effective Time, as the case may be) as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be. Kronos intends to cooperate with the Paying Agent to send to each U.S. Holder an IRS Form 1099-B reflecting Kronos’ determination of the fair market value of the CVRs issued in the Offer or Merger. Such determination is not binding on the IRS as to the stockholder’s tax treatment or the fair market value of the CVRs.
As noted above, there is no authority directly addressing the U.S. federal income tax treatment of contingent payment rights with characteristics similar to the rights under the CVRs, and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest, as described below. Kronos intends to treat any payment received by a U.S. Holder in respect of such CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of the CVR by the U.S. Holder. Assuming that this method of reporting is correct, a U.S. Holder should recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR. The gain or loss should be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize capital loss to the extent of any remaining basis after the expiration of any right to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations.
Treatment as Open Transaction. If the receipt of a CVR pursuant to the Offer or the Merger is treated under the open transaction method of accounting for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for the Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. Instead, the U.S. Holder will take payments pursuant to the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration recognized in exchange for the Shares.
If the receipt of a CVR is part of an open transaction then, although not entirely clear, the sum of the Cash Amount received for a U.S. Holder’s Shares and the portion of the payments pursuant to the CVR that is not treated as imputed interest will generally be applied first against a U.S. Holder’s adjusted tax basis in the Shares and any excess treated as gain. A U.S. Holder will recognize capital loss with respect to a Share to the extent that the holder’s adjusted tax basis in such Share exceeds the sum of the Cash Amount received for a U.S. Holder’s Shares and the cash received pursuant to the CVR that is not treated as imputed interest, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Share exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares of the same class acquired at the same cost on the same day) exchanged pursuant to the Offer or the Merger.
Imputed Interest. A portion of any payments pursuant to the CVRs that are made more than six months after the closing of the Offer or the Effective Time, as the case may be, may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code (if any) using such Holder’s regular method of accounting for U.S. federal income tax purposes.
Tax Considerations for Non-U.S. Holders. Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses) or (iii) if Kronos is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Offer or the period during which the Non-U.S. Holder held Shares, in which case any gain recognized by such Non-U.S. Holder would be subject to tax at generally applicable U.S. federal income tax rates.
Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) on the portion of any such payments treated as imputed interest (as discussed above under “U.S. Holders—Imputed Interest”), or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the CVRs, unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that the Depositary, Paying Agent or other withholding agent may withhold additional amounts on payments with respect to the CVRs.
Amounts treated as imputed interest that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to U.S. Holders, as described above. In such cases, the Non-U.S. Holder will not be subject to withholding so long as such Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, dividends or interest received by a non-U.S. corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See “The Tender Offer—Section 3. Procedures for Tendering Shares” for information regarding the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders.
If any amounts withheld exceed the Non-U.S. Holder’s U.S. federal income tax liability, such Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Non-U.S. Holders are urged to consult their own tax advisors regarding the particular tax consequences to them of exchanging Shares in the Offer or the Merger, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
Information Reporting, Backup Withholding and FATCA. Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.
The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
As discussed above, Kronos intends to send to each U.S. Holder an IRS Form 1099-B treating the Offer or the Merger, as applicable, as a “closed transaction” for U.S. federal income tax purposes. Accordingly, U.S. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.
Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), the Depositary, Paying Agent or another applicable withholding agent will be required to withhold tax at a rate of 30% on payments of amounts treated as interest pursuant to U.S. tax law to any Non-U.S. Holder that fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Under currently proposed Treasury Regulations, FATCA withholding would no longer apply to payments that are treated as gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, including the Shares. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the CVRs.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OR BENEFICIAL OWNERS OF COMPANY STOCK OPTIONS OR COMPANY RESTRICTED STOCK UNITS PARTICIPATING IN THE MERGER WITH RESPECT TO SUCH COMPANY STOCK OPTIONS OR COMPANY RESTRICTED STOCK UNITS ARE NOT DISCUSSED HEREIN, AND SUCH HOLDERS OR BENEFICIAL OWNERS OF COMPANY STOCK OPTIONS OR COMPANY RESTRICTED STOCK UNITS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING SUCH TAX CONSEQUENCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

THE TENDER OFFER
1.	TERMS OF THE OFFER.
Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights.” The Offer will expire at one minute after 11:59 p.m. Eastern Time on June 13, 2025, unless extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the Expiration Date of the Offer is so extended.
Purchaser is offering to pay: (i) $0.57 per Share in cash (the “Cash Amount”); and (ii) one non-transferable contractual contingent value right for each Share (each, a “CVR”, and each CVR together with the Cash Amount, the “Offer Price”) which represents the right to receive one or more potential cash payments, contingent upon: (i) 50% of the net proceeds in the case of a disposition of Kronos’ product candidates known as KB-9558 and KB-7898 that occurs within two (2) years following closing; (ii) 100% of the net proceeds in the case of a disposition of Kronos’ product candidates known as KB-0742, lanraplenib and entospletinib that occurs prior to closing; (iii) 100% of cost savings realized prior to closing; (iv) 80% of cost savings realized between the merger closing date and the second (2nd) anniversary of the merger closing date; and (v) 50% of cost savings realized between the second (2nd) anniversary of the merger closing date and the third (3rd) anniversary of the merger closing date, each pursuant to the CVR Agreement, in each case, all upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Subject to the terms of the Merger Agreement and CVR Agreement, the Offer Price will be paid net of any applicable tax withholding and without interest.
As noted in the Summary Term Sheet, there is a risk that: you may receive no payment under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if the CVR does not generate any payments, the only consideration that you would receive is the Cash Amount of $0.57 per Share that is being offered pursuant to the Offer. You should base your tender decision on the Cash Amount as it may be the only consideration you receive in the Offer. On May 14, 2025, the last full trading day prior to the date of this Offer to Purchase, the closing price of Kronos’ common stock as reported on Nasdaq was $0.73 per Share.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in “The Tender Offer—Section 9. Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.
Purchaser expressly reserves the right, in its sole discretion, to: (i) waive, in whole or in part, any Offer Condition (including the Minimum Cash Condition), other than the Minimum Tender Condition or the Termination Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that Kronos’ consent is required for Purchaser to:
(A)	reduce the number of Shares subject to the Offer;
(B)	reduce the Offer Price;
(C)	waive, amend or modify the Termination Condition or the Minimum Tender Condition;
(D)
add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of the Shares, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer of the Merger;

(E)	terminate, extend or otherwise modify the Expiration Date of the Offer other than as provided in the Merger Agreement;
(F)	change the form or terms of consideration payable in the Offer;

(G)	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares; or
(H)	provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.
Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition, Purchaser will, and Parent shall cause Purchaser to, accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (A) through (H) above.
The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, (A) Purchaser may elect to (and if so requested by Kronos, will) extend the Offer for one or more consecutive increments of such duration as requested by Kronos, but not more than 10 business days each, if at the scheduled Expiration Date of the Offer (i) any of the Offer Conditions (as set forth in “The Tender Offer—Section 9. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived or (ii) the determination of the Closing Net Cash and resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement, and (B) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that Purchaser shall not, and shall not be required to, extend the Offer beyond 11:59 p.m., Eastern Time, on July 29, 2025 (the “Outside Date”).
See “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”
Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”
Without Kronos’ consent, there will not be a subsequent offering period for the Offer.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following the disclosure of such change to stockholders to allow for adequate disclosure to stockholders.
We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in “The Tender Offer—Section 9. Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d) and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.
Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Kronos pursuant to Section 251(h) of the DGCL.
Kronos has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Kronos’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.
Subject to the satisfaction or waiver of all the conditions to the Offer set forth in “The Tender Offer—Section 9. Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Expiration Date (and in any event within three business days), pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
3.	PROCEDURES FOR TENDERING SHARES.
Valid Tender of Shares. To validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either: (i) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent; or (ii) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below), in each case, prior to the Expiration Date. The term “Agent’s Message”

means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. An Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.
Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then signature(s) must be guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements. Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Kronos, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion (which may delegate power in whole or in part to the Paying and Depositary Agent), which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
4.	WITHDRAWAL RIGHTS.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on June 13, 2025), or in the event the Offer is further extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after July 14, 2025, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written transmission notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion (which may delegate power in whole or in part to the Paying and Depositary Agent), which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in “The Tender Offer—Section 3. Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights pursuant to the Offer, the Depositary and Paying Agent may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholder’s exercise of withdrawal rights as described in this Section 4.
5.	CERTAIN INFORMATION CONCERNING KRONOS.
The following description of Kronos and its business has been taken from Kronos’ Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 18, 2025 and as amended on April 25, 2025, Kronos’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 8, 2025, and Kronos’ Current Report on Form 8-K filed with the SEC on May 1, 2025, and is qualified in its entirety by reference to such Form 10-K, Form 10-Q and Form 8-K, respectively.
Kronos is a biopharmaceutical company that has historically focused on the discovery and development of small molecule therapeutics that address deregulated transcription, a hallmark of cancer and autoimmune disease.
Kronos was incorporated under the laws of the State of Delaware on June 2, 2017. Kronos’ principal executive offices are located at 301 Binney Street, 2nd Floor East Cambridge, MA, and Kronos’ telephone number is (650) 781-5200.
Available Information. Kronos is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Kronos’ business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Kronos’ securities, any material interests of such persons in transactions with Kronos, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Kronos stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Kronos, who file electronically with the SEC. The address of that site is https://www.sec.gov. Kronos also maintains an Internet website at www.kronosbio.com.. The information contained in, accessible from or connected to Kronos’ website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Kronos’ filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information. Except as otherwise set forth herein, the information concerning Kronos contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Kronos. Although we have no knowledge that any such information contains any misstatements or omissions, none of the Guarantors, Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning Kronos contained in such documents and records or for any failure by Kronos to disclose events which may have occurred or may affect the significance or accuracy of any such information.

6.	CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.
General. Purchaser is a Delaware corporation with its principal offices located at 4747 Executive Drive, Suite 210, San Diego, California 92121. The telephone number of Purchaser is (858) 281-5372. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Kronos and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.
Parent is a Delaware limited liability company formed under the laws of the State of Delaware on March 8, 2023 with its principal offices located at 4747 Executive Drive, Suite 210, San Diego, California 92121. The telephone number of Parent is (858) 281-5372.
TCP is a Delaware limited partnership with its principal offices located at 4747 Executive Drive, Suite 210, San Diego, California 92121. The telephone number of TCP is (858) 200-3830.
TCM is the general partner of TCP and sole manager of Parent. TCM is a Delaware limited liability company with its principal offices located at 4747 Executive Drive, Suite 210, San Diego, California 92121. The telephone number of TCM is (858) 200-3830.
The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent, Purchaser, TCP and TCM (the “Item 3 Persons”) and certain other information are set forth in Schedule A hereto.
During the last five years, none of Parent, Purchaser, TCP or TCM or, to the knowledge of Parent, Purchaser and the Guarantors, any of the Item 3 Persons: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement and convictions that have been overturned on appeal) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
In the past 60 days, TCP has not effected any transaction in the Kronos Shares. Except as set forth in the preceding sentence or as otherwise described in this Offer to Purchase: (A) none of Parent, Purchaser, TCP, TCM, Tang Capital Partners International, LP (“TCPI”), any majority-owned subsidiary of Parent, Purchaser, TCP, TCM or TCPI or, to the knowledge of Parent, Purchaser, TCP, TCM or TCPI, any of the Item 3 Persons or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (B) none of Parent, Purchaser, TCP, TCM or TCPI or, to the knowledge of Parent, Purchaser, TCP, TCM or TCPI, any of the persons or entities referred to in clause (A) above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. As of the date of this Offer to Purchase, TCP and TCPI together own 1,345,413, or 2.2%, of the outstanding Kronos Shares and will receive the Offer Price, including CVRs at Closing. As discussed in Section 10 – “Background of the Offer; Contacts with Kronos,” any Shares owned by directly or indirectly by Parent or Purchaser as of immediately prior to the Effective Time will be cancelled in the Merger for no consideration (including that no CVRs will be issued in respect of such Shares). There are no restrictions on any Kronos stockholder with respect to transferring or disposing of any such Shares prior to the Effective Time.
Except as otherwise described in this Offer to Purchase, none of Parent, Purchaser, TCP, TCM or TCPI or, to the knowledge of Parent, Purchaser, TCP and TCM, any of the Item 3 Persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Kronos, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth in this Offer to Purchase, none of Parent, Purchaser, TCP, TCM or TCPI or, to the knowledge of Parent, Purchaser, TCP, TCM or TCPI, any of the Item 3 Persons, has had any business relationship or transaction with Kronos or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Purchaser, TCP, TCM, TCPI or any of their subsidiaries or, to the knowledge of Parent, Purchaser, TCP, TCM, TCPI, any of the Item 3 Persons, on the one hand, and Kronos or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Notwithstanding the foregoing, in connection with the execution of the Merger Agreement, Parent and Purchaser entered into Tender and Support Agreements (as described in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Tender and Support Agreements”) with each of the Supporting Stockholders (as defined in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Tender and Support Agreements”) that are party to the Support Agreements, which parties in the aggregate, beneficially own approximately 27.15% of the outstanding Shares.
Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.
7.	SUMMARY OF THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.
Summary of the Merger Agreement.
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K that Kronos filed with the SEC on May 1, 2025. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 6. Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Kronos, Parent, Purchaser or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by Kronos, on the one hand, and Parent and Purchaser, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between Kronos, on the one hand, and Parent and Purchaser, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about Kronos, Parent, Purchaser or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Kronos’ public disclosures.
The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than May 15, 2025. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 9. Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in “The Tender Offer—Section 9. Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, promptly after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Parent is entitled to use or cause to be used some or all of the Closing Net Cash in order to pay the Offer Price for all such Shares.
Purchaser expressly reserves the right, in its sole discretion, to: (i) waive, in whole or in part, any Offer Condition described in “The Tender Offer—Section 9. Conditions of the Offer” (including the Minimum Cash Condition), other than the Minimum Tender Condition or the Termination Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that without Kronos’ prior written consent, Purchaser shall not, and Parent shall not permit Purchaser to:
(A)	reduce the number of Shares subject to the Offer;
(B)	reduce the Offer Price;
(C)	waive, amend or modify the Termination Condition or the Minimum Tender Condition;
(D)
add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of the Shares, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer of the Merger;

(E)	terminate the Offer, extend or otherwise amend or modify the Expiration Date of the Offer other than as provided in the Merger Agreement;
(F)	change the form or terms of consideration payable in the Offer;
(G)	otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to the holders of Shares; or
(H)	provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.
The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, Purchaser may elect to (and if so requested by Kronos, will) extend the Offer: (A) for one or more consecutive increments of such duration as requested by Kronos (or if not requested by Kronos, as determined by Parent), but not more than 10 business days each (or for such longer period as may be agreed to by Parent and Kronos), if at the scheduled Expiration Date of the Offer (i) any of the Offer Conditions (as set forth in “The Tender Offer—Section 9. Conditions of the Offer”) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived or (ii) the determination of the Closing Net Cash and resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement, and (B) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; provided that Purchaser not be permitted or required to extend the Offer beyond the Outside Date.
Unless the Merger Agreement is terminated in accordance with its terms, Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date. In the event the Merger Agreement is validly terminated in accordance with its terms, Purchaser will promptly and irrevocably terminate the Offer and return and will cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.
Conversion of Capital Stock at the Effective Time. Each outstanding Share, other than Shares held in the treasury by Kronos, held by any stockholders, or owned by any beneficial owners, of Kronos who are entitled to and who properly exercise appraisal rights under Delaware law or owned by Parent, Purchaser or any other subsidiary of Parent at the commencement of the Offer and is owned by Parent, Purchaser or any other subsidiary of Parent immediately prior to the Effective Time, will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding.
Each share of Purchaser’s capital stock issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

The Merger. The Merger Agreement provides that, as soon as practicable following the Offer Closing Time and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Kronos, the separate existence of Purchaser will cease and Kronos will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL, without a vote on the adoption of the Merger Agreement by the holders of the Shares. Accordingly, Parent, Purchaser and Kronos have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of Kronos stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.
Immediately following the Effective Time, the certificate of incorporation of Kronos will be amended and restated in its entirety to be in the form attached as Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.
Immediately following the Effective Time, the bylaws of Kronos will be amended and restated in its entirety to be in the form attached as Exhibit C to the Merger Agreement and, as so amended and restated, will be the bylaws of the Surviving Corporation.
Treatment of Equity Awards. Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, the vesting for each Company Stock Option and, as of immediately prior to the Offer Closing Time, the vesting for each Company Restricted Stock Unit, shall be accelerated and: (i) (A) each Company Stock Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive in consideration of the cancellation of such In-the-Money Option (1) an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per share of Shares underlying such In-the-Money Option by (y) the number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time, and (2) one CVR for each Share subject thereto, and (B) each Company Stock Option that has an exercise price per share that is equal to or greater than the Cash Amount that is then outstanding will be cancelled for no consideration; and (ii) each Company Restricted Stock Unit that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled Company Restricted Stock Unit will be entitled to receive in consideration of the cancellation of such Company Restricted Stock Unit an (1) amount in cash without interest, less any applicable tax withholding, equal to the Cash Amount, and (B) one CVR.
Conditions to Each Party’s Obligation to Effect the Merger. The obligation of Kronos, Parent and Purchaser to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(i)
there must not be any judgment issued, or other legal restraint or prohibition imposed, in each case, by any governmental entity of competent jurisdiction, or law, in each case, (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger; and

(ii)	Purchaser must have accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.
Kronos Board Recommendation. As described above, and subject to the provisions described below, the Kronos Board has determined to recommend that the stockholders of Kronos accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Kronos Board Recommendation.” The Kronos Board also agreed to include the Kronos Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.
Reasonable Best Efforts. Each of Kronos, Parent and Purchaser has agreed to use its respective reasonable best efforts to promptly take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”). In particular, without limiting the generality of the foregoing, Kronos, Parent and Purchaser are required to use reasonable best efforts to: (i) cause each of the Offer Conditions and each of the conditions to the Merger to be satisfied as promptly as reasonably practicable; (ii) obtain all necessary or advisable actions or non-actions, waivers and consents from, or the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a proceeding by, any governmental entity with respect to the Merger Agreement or the Transactions; (iii) defending or contesting of any proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and (iv) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.
Termination. The Merger Agreement may be terminated prior to the Offer Closing Time as follows:
(i)	by mutual written consent of Parent, Purchaser and Kronos (in the case of Kronos, upon approval of the Kronos Board);
(ii)	by either Parent or Kronos (in the case of Kronos, upon approval of the Kronos Board) if:
a.
(A) the Offer Closing Time shall not have occurred on or before 11:59 p.m. Eastern Time on July 29, 2025 (the “Outside Date”) or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with the Merger Agreement without Purchaser having purchased any Shares; provided that the right to terminate the Merger Agreement shall not be available to any party if such occurrence is primarily due to a material breach of the Merger Agreement by such party; or

b.
any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided, that the right to terminate the Merger Agreement shall not be available to any party if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its reasonable best efforts obligations under Section 7.02 of the Merger Agreement, as described above;

(iii)
by Parent, if Kronos breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (A) would result in the failure of an Offer Condition and (B) cannot be or has not been cured prior to the earlier of (x) 30 days after giving written notice to Kronos of such breach or failure to perform and (y) the Outside Date; provided that Parent and Purchaser are not then in material breach of the Merger Agreement (a “Kronos Breach Termination”);

(iv)	by Parent if an Adverse Recommendation Change has occurred;
(v)	by Parent if the Closing Net Cash as finally determined pursuant to the Merger Agreement is less than $40,000,000 (a “Minimum Cash Termination”);
(vi)
by Kronos (upon approval of the Kronos Board), if (A) Purchaser fails to commence the Offer, except in the event of a violation by Kronos of its obligations under the Merger Agreement, (B) Purchaser shall have terminated the Offer prior to its expiration date (as may be extended) other than in accordance with the Merger Agreement, or (C) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Purchaser consummates the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within five (5) business days following the expiration of the Offer;

(vii)
by Kronos (upon approval of the Kronos Board), if Parent or Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (A) had or would reasonably be expected to, individually or in the aggregate with all such other breaches or failures to perform, result in a Parent Material Adverse Effect (as defined in the Merger Agreement) and (B) cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to Parent or Purchaser of such breach or failure to perform and (y) the Outside Date; provided that Kronos is not then in material breach of the Merger Agreement; or

(viii)
by Kronos (upon approval of the Kronos Board), if (A) the Kronos Board authorizes Kronos to enter into a definitive written agreement constituting a Superior Company Proposal (as defined below), (B) the Kronos

Board have complied in all material respects with their obligations under the Merger Agreement in respect of such Superior Company Proposal and (C) Kronos has paid, or simultaneously with the termination of the Merger Agreement pays, the Company Termination Fee (as defined below).
•
“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after May 1, 2025 and that if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of Kronos or of the surviving entity or the resulting direct or indirect parent of Kronos or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Kronos Board) of the assets of Kronos on terms and conditions which the Kronos Board determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) would reasonably be expected to be more favorable from a financial point of view to the Kronos stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement; and (B) is reasonably likely to be completed.

Termination Fee. Kronos has agreed to pay Parent a termination fee of $1,400,000 (the “Company Termination Fee”) if:
(i)	Kronos terminates the Merger Agreement in connection with a Superior Company Proposal (as defined above) as described in clause (viii) of “Termination” above;
(ii)	Parent terminates the Merger Agreement in the event an Adverse Recommendation Change occurs; or
(iii)
(A) after May 1, 2025, a bona fide Company Takeover Proposal is publicly proposed or announced or becomes publicly known or otherwise communicated to management of Kronos or the Kronos Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced or communicated to the Kronos Board or management, has been withdrawn (x) in the case of a termination due to a material breach of the Merger Agreement, four (4) business days prior to the final expiration date of the Offer or (y) in the case of a Kronos Breach Termination, prior to the time of such breach, (B) the Merger Agreement is terminated due to the Offer Closing Time not having occurred on or before the Outside Date or a Kronos Breach Termination, and (C) within twelve (12) months after such termination, Kronos consummates, or enters into a definitive agreement with respect to, any Company Takeover Proposal.

•
For purposes of this “Termination Fee” (i) – (iii), the term “Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 50% or more (based on the fair market value thereof, as determined by the Kronos Board) of the assets of Kronos or (B) 50% or more of the aggregate voting power of the capital stock of Kronos, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Kronos that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 50% or more of the aggregate voting power of the capital stock of Kronos or of the surviving entity or the resulting direct or indirect parent of Kronos or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

Kronos is obligated to pay to Parent an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Parent or its affiliates in connection with the Transactions and CVR Agreement up to a maximum of $500,000 if Parent terminates the Merger Agreement pursuant to a Minimum Cash Termination (the “Expense Reimbursement Payment”).
In the event Parent receives the Company Termination Fee or Expense Reimbursement Payment, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Purchaser and constitute their sole and exclusive remedy against Kronos and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of Kronos and its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions, except as set forth in the Merger Agreement.

Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will become void and have no effect and there will be no liability or obligation on the part of Parent, Purchaser or Kronos following any such termination, except that: (i) certain specified provisions of the Merger Agreement will survive, including those described in “Termination Fee” above; (ii) the confidentiality agreement by and among Parent and Kronos will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms; and (iii) termination will not relieve any party from liability for fraud or any willful and material breach of such party’s representations, warranties, covenants or agreements set forth in the Merger Agreement.
Conduct of Business Pending the Merger. Kronos has agreed that, from the date of the Merger Agreement until the earlier of the Offer Closing Time and the termination of the Merger Agreement in accordance with its terms, except as specifically provided by the Merger Agreement or as consented to in writing in advance by Parent, Kronos shall use commercially reasonable efforts to carry on its business in the ordinary course of business. In addition, except as set forth in the Kronos Disclosure Letter or otherwise expressly and specifically permitted or required by the Merger Agreement or applicable law, from the date of the Merger Agreement until the earlier of the Offer Closing Time and the termination of the Merger Agreement in accordance with its terms, Kronos shall not do any of the following without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned):
•
(i) enter into any new line of business or enter into any agreement, arrangement or commitment that is in excess of $20,000 (individually or in the aggregate) or materially limits or otherwise restricts Kronos or its affiliates, including, following the Merger Closing, Parent and its affiliates (other than in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area; or (ii) otherwise enter into any agreements, arrangements or commitments in excess of $20,000 (individually or in the aggregate) or imposing material restrictions on its assets, operations or business;

•
(i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of Kronos or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of Shares with the surrender of Shares by holders of Company Stock Options and Company Restricted Stock Units outstanding on the Agreement Date, in the case of Company Stock Options, in order to pay the exercise price of Company Stock Options, (B) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans (as defined in the Merger Agreement) outstanding on the Agreement Date, and (C) the acquisition by Kronos of Company Stock Options and Company Restricted Stock Units in connection with the forfeiture of such awards, in each case, in accordance with their terms;

•
issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of any nature accruing to the holders of Shares, other than the Company Restricted Stock Units and issuances of Shares upon the exercise of Company Stock Options in accordance with their terms;

•	amend its certificate of incorporation, the Company Bylaws (as defined in the Merger Agreement) or other comparable organizational documents (except for immaterial or ministerial amendments);
•
form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

•
except as required pursuant to the terms of any Company Benefit Plan (as defined in the Merger Agreement) as in effect on the Agreement Date: (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan (or plan or arrangement that would be a Company Benefit Plan if in effect on the Agreement Date); (ii) grant to any director, employee or individual service provider of Kronos any increase in base compensation; (iii) grant to any director, employee or individual service provider of Kronos any increase in severance or termination pay; (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation; (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of Kronos with an annual compensation above $250,000; (vi) take any action to vest or accelerate any rights or benefits under any Company Benefit Plan, or the funding of any payments or benefits under any Company Benefit Plan; or (vii) hire or terminate (other than for cause) the employment or service of any employee or individual service provider with an annual compensation above $250,000;

•
make any change in accounting methods, principles or practices, except as may be required: (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization; or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by Kronos’ independent public accountants;

•
sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (including Intellectual Property) except: (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business; or (ii) pursuant to Contracts to which Kronos is a party made available to Parent and in effect prior to the Agreement Date;

•
sell, assign, lease, license, transfer, pledge, encumber or otherwise dispose of, permit to lapse or abandon, or, in the case of Trade Secrets, disclose to any third party: (i) any Trade Secret included in any Intellectual Property owned by Kronos; or (ii) any Intellectual Property owned by Kronos;

•
(i) incur or modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Kronos, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

•	make or agree to make any capital expenditures;
•
commence any Proceeding or pay, discharge, settle, compromise or satisfy: (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $20,000 per payment, discharge, settlement, compromise or satisfaction or $20,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash; or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 7.07 of the Merger Agreement);

•
make, change or revoke any tax election, change any annual tax accounting period or adopt or change any method of tax accounting, file any amended tax return, fail to timely file any tax return required to be filed (taking into account extensions obtained in the ordinary course of business) or pay any tax that is due or payable, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any tax liability or refund, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

•	amend, cancel or terminate any insurance policy naming Kronos as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;
•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);
•
except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.01, enter into, terminate or modify in any respect, or expressly release any rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract;

•	renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of Kronos; or
•	authorize, commit or agree to take any of the foregoing actions.
Notwithstanding any provision to the contrary in the Merger Agreement (including the foregoing bullet points), Kronos may engage in the sale, license, transfer, disposition or other disposition of any Company Legacy Products (as defined in the Merger Agreement) prior to the Effective Time, in each case pursuant to customary disposition agreements.
Access to Information. Except if prohibited by applicable law, during the period prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Kronos will provide Parent and its Representatives reasonable access during normal business hours (under supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of Kronos’ business) to its properties, books and records, contracts and personnel, and will furnish to Parent such information concerning Kronos’ business, properties and personnel as Parent or its representatives may reasonably request.
Security Holder Litigation. In the event that any litigation commences or is threatened in writing by or on behalf of one or more stockholders of Kronos against Kronos and its directors relating to any Transaction, Kronos has agreed to provide Parent an opportunity to review and propose comments to all material filings or responses to such litigation. Parent’s consent is required for Kronos to enter into, agree to or disclose any settlement with respect to any such litigation, except to the extent such settlement is covered by Kronos’ insurance policies or relates to the provision of additional disclosure in the Schedule 14D-9, but in each case, only if such settlement would not result in any restriction on the business or operations of Kronos or its affiliates. Kronos has an obligation to notify Parent of the commencement or written threat of any litigation and to keep Parent promptly and reasonably informed regarding any such litigation.
Indemnification, Exculpation and Insurance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses, existing in favor of any person who is, becomes, or has ever been, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of Kronos or its predecessors (each, an “Indemnified Party”), in each case, as provided in Kronos’ charter, bylaws or any indemnification agreement between Kronos and an Indemnified Party: (i) will be assumed by the Surviving Corporation at the Effective Time; (ii) will survive the Merger; (iii) will continue in full force and effect in accordance with their terms; and (iv) for a period of six years following the date of the Merger Agreement, will not be amended, repealed or otherwise modified in any manner adverse to such Indemnified Party. Parent has agreed to ensure the Surviving Corporation complies with the foregoing obligations.
Stock Exchange Delisting and Deregistration. As promptly as practicable following the Effective Time, the Surviving Corporation will cause Kronos’ securities to be de-listed from Nasdaq and de-registered under the Exchange Act.
Section 16 Matters. Prior to the Effective Time, Parent will, and Kronos may, take all steps as may be required to cause any dispositions or cancellations of Kronos’ equity securities in connection with the Merger Agreement or the Transactions by each individual who is a director or officer of Kronos subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.
Takeover Laws. Parent, Kronos and the Kronos Board have agreed to (i) take all actions within their power to ensure that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law (each, a “Takeover Law”) is or becomes applicable to the Merger Agreement, the Offer, Offer

Documents, the Merger or any of the other Transactions; and (ii) if any Takeover Law becomes applicable to the Merger Agreement, the Offer, Offer Documents, the Merger or any of the other Transactions, take all action within their power to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.
Governance of the Surviving Corporation. Immediately following the Effective Time: (i) the directors of the Purchaser immediately prior to the Effective Time will be appointed as the directors of the Surviving Corporation; and (ii) the officers of Purchaser immediately prior to the Effective Time will become the officers of the Surviving Corporation.
Public Announcements. Parent, Purchaser and Kronos have agreed to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange.
Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or Kronos, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of the specified dates therein. The assertations embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure scheduled delivered by Kronos to Parent in connection with the Merger Agreement.
The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, Kronos has made representations and warranties to Parent and Purchaser with respect to, among other things:
•	corporate matters, such as due organization, organizational documents, good standing, qualification,
•	capitalization;
•	subsidiaries;
•	power and authority and enforceability;
•	absence of conflicts and required consents and approvals;
•	SEC filings, financial statements and absence of undisclosed liabilities;
•	accuracy of information supplied for purposes of the Schedule 14D-9 and the Offer Documents;
•	absence of certain changes (including a Company Material Adverse Effect (as defined below)) since December 31, 2024;
•	taxes;
•	material contracts;
•	litigation;
•	real property;
•	compliance with laws;
•	regulatory matters;
•	environmental matters;
•	labor matters;

•	employee benefit plans;
•	intellectual property;
•	privacy and data security;
•	brokers’ fees and expenses
•	absence of a stockholder rights plan and Takeover Laws;
•	fairness opinion of financial advisor; and
•	absence of any requirement for stockholder votes or consents in accordance with Section 251(h) of the DGCL.
Some of the representations and warranties in the Merger Agreement made by Kronos are qualified as to “materiality” or a “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on (i) the business, financial condition, assets, properties or results of operations of Kronos or (ii) the ability of Kronos to consummate the Transactions. Solely with respect to the foregoing clause (i) of the definition of Company Material Adverse Effect, a Company Material Adverse Effect does not include or take into account any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of:
(i)	general conditions (or changes therein) in the industries in which Kronos operates;
(ii)
general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the U.S., the European Union or elsewhere in the world;

(iii)	any change in applicable law or GAAP after the date of the Merger Agreement;
(iv)	geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any of the foregoing;
(v)
any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials (or any actions or omissions which are taken in compliance with applicable Law or any directive, guideline or recommendation of any Governmental Officials, in each case in connection with any of the foregoing)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster;

(vi)
the failure, in and of itself, of Kronos to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the date of the Merger Agreement, or changes in the market price or trading volume of the Shares or the credit rating of Kronos (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition);

(vii)
the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Purchaser or their respective affiliates, any stockholder litigation (direct or derivative) in respect of the Merger Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any governmental entity, supplier, vendor, service provider, collaboration partner, licensor, licensee, landlord or any other party having business dealings with Kronos, or departure of any employees or officers, of Kronos;

(viii)	Kronos’ compliance with the covenants contained in the Merger Agreement; or
(ix)	any action taken by Kronos at Parent’s express written request or with Parent’s express written consent.

except in each case, with respect to clauses (i) through (v), to the extent Kronos is disproportionately affected thereby as compared with other participants in the industries in which Kronos operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
In the Merger Agreement, Parent and Purchaser have made representations and warranties to Kronos with respect to:
•	corporate matters, such as due organization and good standing;
•	power and authority and enforceability;
•	absence of conflicts and required consents and approvals;
•	accuracy of information supplied for purposes of the Schedule 14D-9 and the Offer Documents;
•	broker’s fees and expenses;
•	litigation;
•	ownership of certain Kronos common stock; and
•	the Limited Guaranty;
•	sufficiency of funds;
•	ownership of competing businesses; and
•	foreign person status.
Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Purchaser from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.
None of the representations, warranties, covenants or agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Specific Performance. The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties further agreed that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement in Chancery Court of the State of Delaware (or in any federal court located in the State of Delaware if jurisdiction is not then available in the Chancery Court of the State of Delaware) in addition to any other remedy to which they are entitled at law or in equity.
Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.
Offer Conditions. The Offer Conditions are described in “The Tender Offer—Section 9. Conditions of the Offer.”
CVR Agreement. At or prior to the Offer Closing Time, Parent, Purchaser, the Rights Agent (the “Rights Agent”) and the Representative of the holders of the CVRs (the “Representative”) will enter into the CVR Agreement governing the terms of certain contingent consideration payable thereunder. Each CVR will represent a contractual right to receive certain contingent cash payments equal to a pro rata share of the following, each pursuant to the CVR Agreement and collectively, “CVR Proceeds”:
(i)
“Disposition Proceeds”: 50% of the Net Proceeds (as defined in the CVR Agreement), if any, from any sale, transfer, license or other disposition by Concentra or any of its affiliates, including Kronos after the Merger, of all or any part of Kronos’ product candidates known as KB-9558, a p300 lysine acetyltransferase (KAT) inhibitor and KB-7898, a p300 KAT inhibitor (together, the “CVR Products”) that occurs, and such Net Proceeds are received, within the period beginning on the Merger Closing Date (as defined in the Merger Agreement) and ending on the second (2nd) anniversary following the Merger Closing Date (the “Disposition CVR Period”);
(ii)
“Legacy Product Disposition Proceeds”: 100% of the Net Proceeds, if any, from any sale, transfer, license or other disposition by Kronos of all or any part of any of Kronos’ product candidates known as istisociclib, or KB-0742, a cyclin dependent kinase 9 (CDK9) inhibitor, lanraplenib, a spleen tyrosine kinase (SYK) inhibitor and entospletinib, an SYK inhibitor (together, the “Legacy Products”) that occurs prior to the Merger Closing Date and such Net Proceeds are received within the period beginning on the Merger Closing Date and ending on the sixth (6th) anniversary following the Merger Closing Date (the “Expiration Date”);

(iii)
“Additional Closing Net Cash Proceeds”: 100% of the amount by which the Closing Net Cash as finally determined pursuant to the Merger Agreement exceeds $40,000,000, adjusted for any claims that arise prior to 30 days following the Merger Closing Date that are not accounted for in such Closing Net Cash; and

(iv)
“Further Savings Proceeds”: (a) 80% of any net savings versus the Closing Net Cash that is realized between the Merger Closing Date and the second (2nd) anniversary of the Merger Closing Date; and (b) 50% of any net savings versus the Closing Net Cash that is realized between the second (2nd) anniversary of the Merger Closing Date and the third (3rd) anniversary of the Merger Closing Date, and any net savings for each such period shall include the following amounts to account for interest earned by Parent: (x) if the elimination of substantially all of the outstanding liabilities as set forth on Kronos’ audited balance sheet for the year ended December 31, 2024 (the “Company Outstanding Liabilities”) occurs: (1) between the Merger Closing Date and the first (1st) anniversary of the Merger Closing Date: $0; (2) between the first (1st) anniversary of the Merger Closing Date and the second (2nd) anniversary of the Merger Closing Date: $1,000,000; and (3) between the second (2nd) anniversary of the Merger Closing Date and the third (3rd) anniversary of the Merger Closing Date: $2,000,000; or (y) if the third (3rd) anniversary of the Merger Closing Date occurs and the elimination of substantially all of the Company Outstanding Liabilities has not yet occurred: $2,000,000. For the avoidance of doubt, any proceeds received from the sale, transfer, license or other disposition by Parent or any of its affiliates, including Kronos after the Merger, of all or any part of any CVR Products or Legacy Products shall be excluded from the Further Savings Proceeds.

The CVRs are not deferred cash payments to Kronos stockholders but instead are contractual rights to receive one or more payments in cash, contingent upon certain events occurring (as described above).
Kronos stockholders will be paid promptly in compliance as described in the CVR Agreement. The rights of holders of CVRs will be fixed under the CVR Agreement. The CVRs represent the binding obligations of Parent under the CVR Agreement, and pursuant to Section 10.05 of the Merger Agreement, the holders of CVRs are intended third-party beneficiaries of the rights expressly provided for their benefit in the CVR Agreement.
You should also understand that, as discussed above, the co-offerors have determined that the probability-weighted estimate of the amount that will be payable under the CVRs is between $0.21–0.35 per CVR, consisting of: (i) $0.17–0.25 per CVR in Disposition Proceeds, assuming a disposition transaction is consummated; (ii) $0.00–0.01 per CVR in Legacy Product Disposition Proceeds; (iii) $0.02–0.05 in Additional Closing Net Cash Proceeds; and (iv) $0.02–0.04 in Further Savings Proceeds. However, this range of values is based on estimates and assumptions regarding future events, as more fully described above, and there is no guarantee that any payment will be made to holders of the CVR and, thus, for purposes of determining whether to tender your Shares in the Offer you should assume that no payment will be made under the CVR Agreement and the only consideration paid by the co-offerors will be the Cash Amount.
The CVR Agreement provides the holders of CVRs certain contractual rights against Parent, Purchaser and the Rights Agent. The consent of the holders of at least 30% of the outstanding CVRs (the “Acting Holders”) is required any amendments to the CVR Agreement for the purpose of adding, eliminating, or changing provisions therein. The Acting Holders also have the right, on behalf of all holders of CVRs, to institute any action or proceeding at law, in equity, in bankruptcy or otherwise with respect to CVR Agreement, though no individual holder will be entitled to exercise such rights independently. Furthermore, the consent of the Representative is required for Parent or its affiliates to enter into any Disposition Agreement or other agreement providing for a change of control with Parent or its affiliates as the acquiror, licensee or recipient of any CVR Products.
The right to payments under the CVRs as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement, including: (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC); or (e) that CVRs may be abandoned. The CVRs are not securities, and therefore will not be registered with the SEC.
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(5) of the Schedule TO.
Tender and Support Agreements. In connection with the execution of the Merger Agreement, Parent and Purchaser entered into tender and support agreements (the “Tender and Support Agreements”) with Deborah Knobelman, Ph.D., Arie S. Belldegrun, Vida Ventures, LLC, Bellco Capital LLC, David M. Tanen, David Tanen Revocable Grantor Trust, Noah Tanen, Elena Ridloff, Joshua Kazam, Julia Chang 2018 IPR Trust, Robert Chang 2018 IRP Trust, Katherine Vega Stultz, Norbert W. Bischofberger, Norbert W. & Inger A. Bischofberger Revocable Inter Vivos Trust, Dated August 29, 1994, Irene Alisha Bischofberger Dynasty GST Exempt Trust Dated April 29, 2020, Irene Alisha Bischofberger Dynasty GST Non-Exempt Trust Dated April 29, 2020, David Michael Anthony Dynasty GST Exempt Trust Dated April 29, 2020, Dave Michael Anthony Dynasty GST Non-Exempt Trust Dated April 29, 2020, Roger Dansey, Roshawn Blunt, and Taiyin Yang (the “Supporting Stockholders”). The Tender and Support Agreements provide that, among other things, the Supporting Stockholders irrevocably tender the Shares held by them in the Offer, upon the terms and subject to the conditions of such agreements. The Shares subject to the Tender and Support Agreements comprise approximately 27.15% of the outstanding Shares. The Tender and Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement or if Kronos Board votes to approve a superior proposal.
This summary and description of the material terms of the Tender and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Tender and Support Agreement, which is filed as Exhibit (d)(4) to the Schedule TO and are incorporated by reference herein.
Confidentiality Agreement. On March 20, 2025, Kronos and TCM, entered into a confidentiality agreement (the “Confidentiality Agreement”), pursuant to which Parent and TCM and its affiliates, including TCP and Parent, agreed, subject to certain exceptions, to keep confidential all proprietary, nonpublic and/or confidential information about the other party, its affiliates or subsidiaries and/or its business furnished in connection with a possible negotiated transaction. Parent's and TCM’s obligations under the Confidentiality Agreement will expire one year after the date of the Confidentiality Agreement.
This summary and description of the material terms of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.
Limited Guaranty. Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Kronos’ willingness to enter into the Merger Agreement, Tang Capital Partners, LP, a Delaware limited partnership (“TCP” or “Guarantor”) and sole member of Parent, delivered to Kronos a duly executed limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Kronos, in respect of certain obligations of Parent and Purchaser under the Merger Agreement and the CVR Agreement. Certain obligations under the Limited Guaranty are subject to a cap of $35,000,000 under the Merger Agreement and an amount equivalent to the CVR Proceeds (as defined below), plus certain enforcement costs, under the Merger Agreement and CVR Agreement.

8.	SOURCE AND AMOUNT OF FUNDS.
The Offer is not conditioned upon Parent’s, Purchaser’s or the Guarantor’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for the settlement and cancellation of Company Stock Options and Company Restricted Stock Units) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement is approximately $35.0 million, excluding any CVR Proceeds. The funds to pay for all Shares accepted for payment in the Offer may be funded entirely with Kronos’ available cash, or otherwise will be funded partially or entirely by available cash at Parent or Purchaser. Payments of CVR Proceeds, if any, will be self-funded with: (A) the Net Proceeds from the applicable sale, transfer, license or other disposition by Parent or any of its affiliates, including Kronos after the Merger, of all or any part of any CVR Products that occurs, and such Net Proceeds are received, within the period beginning on the Merger Closing Date (as defined in the Merger Agreement) and ending on the second (2nd) anniversary following the Merger Closing Date, if any; (B) the Net Proceeds from the applicable sale, transfer, license or other disposition by Kronos of all or any part of any Legacy Products that occurs prior to the Merger Closing Date and such Net Proceeds are received within the period beginning on the Merger Closing Date and ending on the sixth (6th) anniversary following the Merger Closing Date, if any; (C) with net savings versus the Closing Net Cash that are realized prior to the Merger Closing Date, adjusted for any claims that arise prior to 30 days following the Merger Closing Date that are not accounted for in such Closing Net Cash, if any; and/or (D) with net savings versus the Closing Net Cash that are realized within the period beginning on the Merger Closing Date and ending on the third (3rd) anniversary following the Merger Closing Date, if any.
In connection with the execution of the Merger Agreement, the Guarantor has agreed to the Limited Guaranty. Subject to the terms of the Limited Guaranty, the Guarantor has agreed to guarantee certain obligations of Parent and Purchaser up to $35,000,000 under the Merger Agreement and certain obligations of Kronos up to amount equivalent to the CVR Proceeds, plus certain enforcement costs, under the Merger Agreement and CVR Agreement. Other than the Limited Guaranty, there are no financing arrangements or alternative financing plans.
We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash (which may be supported entirely Kronos’ Closing Net Cash as finally determined in accordance with the Merger Agreement and the Limited Guaranty) and CVRs (which will be self-funded, as described above); (ii) the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger;; and (v) the Guarantor has agreed to guarantee the obligations of Parent and Purchaser under the Merger Agreement, subject to the terms and conditions set forth in the Limited Guaranty.
9.	CONDITIONS OF THE OFFER.
Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
(a)
prior to the Expiration Date, there shall not have been validly tendered (and not properly withdrawn) at least one Share more than 50% of the number of Shares that are then issued and outstanding as of the expiration of the Offer (the “Minimum Tender Condition”); or

(b)	any of the following conditions exist or shall have occurred and be continuing at the Expiration Date:
(i)
there shall be any Legal Restraint (as defined in the Merger Agreement) in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement;

(ii)	(A)
(1) any representation or warranty of Kronos set forth in Article IV of the Merger Agreement
(other than those set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), Section 4.02 (Capital Structure), Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.05(a)(i) (No Conflicts), Section 4.08(a) (No Material Adverse Effect), Section 4.20 (Brokers and Other

Advisors), Section 4.22 (Opinion of Financial Advisors) and Section 4.23 (No Vote Required)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (2) any representation or warranty of Kronos set forth in Section 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), Section 4.02(a), (b), (c), (d), (e), (f) and (g) (Capital Structure), Section 4.04 (Authority; Execution and Delivery; Enforceability), Section 4.05(a)(i) (No Conflicts), Section 4.20 (Brokers and other Advisors), Section 4.22 (Opinion of Financial Advisors), Section 4.23 (No Vote Required), and the Closing Net Cash Schedule shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (3) any representation or warranty of Kronos set forth in Section 4.02(a) (Capital Structure) of the Merger Agreement shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (4) any representation or warranty of Kronos set forth in Section 4.08(a) (No Material Adverse Effect) of the Merger Agreement shall not be true and correct in all respects as of such time;
(B)
Kronos shall have failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement, including without limitation Kronos’ obligations under Section 6.02 of the Merger Agreement;

(C)
Parent shall have failed to receive from Kronos a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Kronos, certifying to the effect that the Offer Conditions set forth in clauses (A) and (B) have been satisfied as of immediately prior to the expiration of the Offer;

(iii)	the Merger Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or
(iv)	the Closing Net Cash as finally determined pursuant to Section 2.01(d) of the Merger Agreement is less than $40,000,000 (the “Minimum Cash Condition”).
The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer and are described herein. The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion. Such rights of termination are described above in “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination.” All conditions (including the Minimum Cash condition), other than the Minimum Tender Condition and the Termination Condition may be waived by Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent, Purchaser or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In accordance with SEC rules and regulations, upon discovery of a condition that gives rise to termination of the Offer, Parent and Purchaser will undertake to promptly notify Kronos stockholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.

10.	DIVIDENDS AND DISTRIBUTIONS.
The Merger Agreement provides that Kronos will not (subject to certain exceptions), between the date of the Merger Agreement and the Effective Time, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Shares) or other equity interests, except for dividends by a wholly owned subsidiary of Kronos to its parent. See “Special Factors—Section 4. Price Range of Shares; Dividends” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements—Conduct of Business Pending the Merger.”
11.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.
General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by Kronos with the SEC and other information regarding Kronos, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Kronos and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser have agreed to use reasonable best efforts to, in the most expeditious manner practicable, obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity. The parties currently expect that such approval or action, except as described below under “Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Kronos’ or Parent’s business or that certain parts of Kronos’ or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See “The Tender Offer—Section 9. Conditions of the Offer.”
Antitrust. Based on a review of the information currently available relating to the businesses in which Parent and Kronos are engaged and the consideration to be paid for the Shares, Parent and Purchaser have determined that no mandatory antitrust premerger notification filing or waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR”), and the rules and regulations promulgated thereunder is required, and therefore HSR clearance is not a condition to the consummation of the Offer or the Merger.
Based upon an examination of publicly available and other information relating to the businesses in which Kronos is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See “The Tender Offer—Section 9. Conditions of the Offer.”
Stockholder Approval Not Required. Assuming the Offer and the Merger are consummated in accordance with Section 251(h) of the DGCL, Kronos has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Kronos and the consummation by Kronos of the Offer and the Merger have been duly validly authorized by all necessary corporate action on the part of Kronos, and no other corporate proceedings on the part of Kronos are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on such merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the consummating company and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement; and (iii) the stockholders at the time of the merger receive the same consideration for their stock in the merger as was payable in the tender offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Kronos will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Kronos will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Kronos in accordance with Section 251(h) the DGCL. See “Special Factors—Section 2. Purpose of the Offer and Plans for Kronos” and “The Tender Offer—Section 7. Summary of the Merger Agreement and Certain Other Agreements.”
Takeover Laws. A number of states (including Delaware, where Kronos is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, Kronos has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock and the affiliates and associates of such person) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless, among other exceptions: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is: (A) approved by the board of directors of the corporation; and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions on business combinations contained in Section 203 of the DGCL also do not apply, among other possibilities, (i) to corporations that do not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders (unless the corporation’s certificate of incorporation expressly provides otherwise) or (ii) to interested stockholders who became interested stockholders at a time when the restrictions on business combinations did not apply because of the foregoing clause (i).
Kronos has represented to us in the Merger Agreement that the Kronos Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement and the timely consummation of the Offer and the Merger and will not restrict, impair or delay the ability of Parent or Purchaser, after the Offer Closing Time, to vote or otherwise exercise all rights as a stockholder of Kronos. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger or the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, the Merger or the Merger Agreement, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See “The Tender Offer—Section 9. Conditions of the Offer.”
Appraisal Rights. No appraisal rights are available to the holders of record or beneficial owners of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of record or beneficial owners of Shares who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares plus interest, if any, on the amount determined to be fair value.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity. Stockholders and beneficial owners of Shares should carefully review the full text of Section 262 of the DGCL as well as the information discussed herein. Stockholders and beneficial owners of Shares should assume that Kronos will take no action to perfect any appraisal rights of any person.
The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders and beneficial owners of Shares should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Kronos may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.
Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.
Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.
As discussed in the Schedule 14D-9, stockholders and beneficial owners of Shares wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must do ALL of the following:
•
within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and 20 days after the mailing of the Schedule 14D-9, deliver to Kronos at the address indicated in the Schedule 14D-9 a written demand for appraisal of their Shares, which demand must reasonably inform Kronos of the identity of the person making the demand and that the person is demanding appraisal and, in the case of a demand made by a beneficial owner of Shares, must also reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL;

•	not tender his, her or its Shares pursuant to the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the time Parent accepts properly tendered Shares for purchase); and
•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time.
Any person who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.
The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in detail in the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Kronos stockholders or beneficial owners of Shares exercise appraisal rights under Section 262 of the DGCL.
If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.
Litigation. There have been no lawsuits filed against Kronos, the Kronos Board, Parent or Purchaser in connection with the Offer. Lawsuits may be filed against Kronos and the Kronos Board, and lawsuits may be filed against Parent and Purchaser, in connection with the Offer, the Merger and the related disclosures. Absent new or different allegations that are material, Parent and Purchaser will not, and understand that Kronos will not, necessarily announce such filings.
12.	FEES AND EXPENSES.
Parent has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
13.	MISCELLANEOUS.
The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 5. Certain Information Concerning Kronos.”
The Offer does not constitute a solicitation of proxies for any meeting of Kronos stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Parent, Purchaser, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Kronos or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Concentra Merger Sub IV, Inc.

Concentra Biosciences, LLC

Tang Capital Partners, LP

May 15, 2025

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER, PARENT AND THE GUARANTOR.
1.	Concentra Merger Sub IV, Inc.
Concentra Merger Sub IV, Inc. was incorporated for the purpose of consummating the Offer and effecting the Merger pursuant to the Merger Agreement. The following table sets forth information about the sole director and executive officers of Concentra Merger Sub, Inc. as of May 14, 2025.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Kevin Tang, Chairman and Chief Executive Officer Citizenship: United States
Mr. Tang is the Chief Executive Officer of Concentra Biosciences, LLC and Chief Executive Officer and Chairman of Concentra Merger Sub IV, Inc. He is also the President of Tang Capital Management, LLC, a life sciences-focused investment company he founded in 2002. Since 2024, Mr. Tang has served as Chair of the Board of Aurinia Pharmaceuticals Inc. From 2014 through its acquisition by Innoviva, Inc. in 2022, He was Chairman of La Jolla Pharmaceutical Company. In 2013, Mr. Tang founded Odonate Therapeutics, Inc. and served as its Chairman and Chief Executive Officer through 2022. He co-founded Heron Therapeutics, Inc. in 2009 and served as Director from 2009 to 2012 and Chairman from 2012 to 2020. From 2009 through its acquisition by Endo Pharmaceuticals, Inc. in 2010, Mr. Tang was a director of Penwest Pharmaceuticals Co. In 2006, he co-founded Ardea Biosciences, Inc. and served as a director through its acquisition by AstraZeneca PLC in 2012. From 2001 to 2008, Mr. Tang served as a director of Trimeris, Inc. From 1993 to 2001, he was a research analyst at Deutsche Banc Alex Brown, Inc., an investment banking firm, and most recently was a Managing Director and head of the firm’s Life Sciences research group. Mr. Tang received a B.S. degree from Duke University.

Michael Hearne, Chief Financial Officer Citizenship: United States
Mr. Hearne is the Chief Financial Officer of Concentra Biosciences, LLC and Chief Financial Officer of Concentra Merger Sub IV, Inc. Since 2015, he has served as Chief Financial Officer of Tang Capital Management, LLC, a life sciences-focused investment company. From 2020 to 2022, Mr. Hearne served as Chief Financial Officer of La Jolla Pharmaceutical Company. From 2015 to 2022, he held various positions at Odonate Therapeutics, Inc., most recently serving as Chief Financial Officer. From 2014 to 2015, Mr. Hearne served as a partner at Weaver & Tidwell, LLP. He started his career in public accounting at Coopers & Lybrand. Mr. Hearne received a B.S. degree in accounting and a masters of accountancy, taxation from Brigham Young University and is a Certified Public Accountant (inactive) in the state of California.

Ryan Cole, Chief Operating Officer Citizenship: United States
Mr. Cole is the Chief Operating Officer of Concentra Biosciences, LLC and Chief Operating Officer of Concentra Merger Sub IV, Inc. Since 2014, he has served in various positions at Tang Capital Management, LLC, a life sciences-focused investment company, most recently serving as Chief Operating Officer since 2022. From 2012 to 2014, Mr. Cole served as a Senior Financial Analyst of Mergers and Acquisitions at Thermo Fisher Scientific Inc. He started his career in public accounting at Ernst & Young, LLP. Mr. Cole received a B.A. degree in accounting and finance from Santa Clara University and is a Certified Public Accountant (inactive) in the state of California.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Stew Kroll, Chief Development Officer Citizenship: United States
Mr. Kroll is the Chief Development Officer of Concentra Biosciences, LLC and Chief Development Officer of Concentra Merger Sub IV, Inc. Since 2016, he has served in various positions at Tang Capital Management, LLC, a life sciences-focused investment company, most recently serving as Managing Director since 2021. From 2017 through its acquisition by Innoviva, Inc. in 2022, Mr. Kroll served as Chief Development Officer of La Jolla Pharmaceutical Company. From 2016 to 2021, he held various positions at Odonate Therapeutics, Inc., most recently serving as Chief Development Officer. From 2005 to 2016, Mr. Kroll held various positions at Threshold Pharmaceuticals, Inc., most recently serving as Chief Operating Officer. From 2000 to 2005, he served as Senior Director of Biostatistics at Corixa Corporation. From 1997 to 2000, Mr. Kroll held various positions at Coulter Pharmaceutical, Inc., most recently serving as Director of Biostatistics. He received an M.A. degree and B.A. degree in statistics from the University of California, Berkeley.

Thomas Wei, Chief Business Officer Citizenship: United States
Mr. Wei is the Chief Business Officer of Concentra Biosciences, LLC and Chief Business Officer of Concentra Merger Sub IV, Inc. Since 2015, he has served as Managing Director of Tang Capital Management, LLC, a life sciences-focused investment company. From 2015 to 2021, Mr. Wei held various positions at Odonate Therapeutics, Inc., most recently serving as Chief Scientific Officer. From 2009 to 2015, he served as a Managing Director and biotechnology equity research analyst at Jefferies LLC. From 2003 to 2009, Mr. Wei was a biotechnology equity research analyst at Piper Jaffray, most recently serving as Managing Director. From 1998 to 2003, he was a biotechnology equity research analyst at Deutsche Bank AG and Adams, Harkness & Hill Inc. Mr. Wei received an A.B. degree in biochemical sciences from Harvard University and an M.B.A. degree from Oxford University.

The common business address and telephone number for the sole director and executive officers of Purchaser is as follows: c/o Concentra Merger Sub IV, Inc., 4747 Executive Drive, Suite 210, San Diego, California 92121, Tel. (858) 281-5372.
2.	Concentra Biosciences, LLC
Concentra Biosciences, LLC’s principal business is currently to consummate the Offer and effect the Merger pursuant to the Merger Agreement, and to perform its obligations under the CVR Agreement following the Merger when Kronos is a wholly owned subsidiary of Parent as the surviving entity from the Merger. The following table sets forth information about the executive officers of Concentra Biosciences, LLC as of May 14, 2025.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kevin Tang, Chief Executive Officer Citizenship: United States	Refer above.
Michael Hearne, Chief Financial Officer Citizenship: United States	Refer above.
Ryan Cole, Chief Operating Officer Citizenship: United States	Refer above.
Stew Kroll, Chief Development Officer Citizenship: United States	Refer above.
Thomas Wei, Chief Business Officer Citizenship: United States	Refer above.

The common business address and telephone number for all the directors and executive officers of Parent is as follows: c/o Concentra Biosciences, LLC, 4747 Executive Drive, Suite 210, San Diego, California 92121, Tel: (858) 281-5372.
3.	Tang Capital Management, LLC
Tang Capital Management, LLC is the sole manager of Parent and general partner of TCP. The following table sets forth information about the executive officers of Tang Capital Management, LLC as of May 14, 2025.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kevin Tang, President Citizenship: United States	Refer above.
Michael Hearne, Chief Financial Officer Citizenship: United States	Refer above.
Ryan Cole, Chief Operating Officer Citizenship: United States	Refer above.

The common business address and telephone number for TCM, Mr. Tang, Mr. Hearne and Mr. Cole is as follows: c/o Tang Capital Management, LLC, 4747 Executive Drive, Suite 210, San Diego, CA 92121, Tel. (858) 200-3830.
4.	Tang Capital Partners, LP
Tang Capital Partners, LP’s principal business is a life sciences-focused investment company. Tang Capital Management, LLC is the general partner of Tang Capital Partners, LP. The business address and telephone number for TCP is as follows: c/o Tang Capital Management, LLC, 4747 Executive Drive, Suite 210, San Diego, CA 92121, Tel. (858) 200-3830.
The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Kronos to the Depositary and Paying Agent as follows:
The Depositary and Paying Agent for the Offer is:
Broadridge Corporate Issuer Solutions, LLC
Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:

If delivering by mail:	If delivering by express mail, courier, or other expedited service:

Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Other Information:
Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Schedule TO may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:

7 Penn Plaza
New York, New York 10001
(212) 929-5500
You may call MacKenzie Partners, Inc., the Information Agent for the Offer, toll-free at (800) 322-2885 or email them at tenderoffer@mackenziepartners.com.